United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GrafTech International Ltd. Notice of Annual Meeting of Stockholders to be held on May 15, 2014 and Proxy Statement

This Proxy Statement is dated

[                     ], 2014

GrafTech International Ltd.

Joel L. Hawthorne

Chief Executive Officer & President

[                    ], 2014

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held on May 15, 2014, at 10:00 a.m., eastern daylight time, at our corporate headquarters located at 12900 Snow Road, Parma, Ohio, 44130.

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark your votes on the accompanying proxy or vote instruction card, sign it and promptly return it in the accompanying envelope. You may also vote via the Internet or by telephone as instructed in the proxy statement or on the proxy or vote instruction card. Please vote by whichever method is most convenient for you to ensure your shares are represented at the meeting.

If you wish to attend our annual meeting in person, please indicate your intention where requested on the accompanying proxy or vote instruction card. In addition, please write your name on the attached admission ticket and bring it with you to the meeting.

We appreciate the continuing interest of our stockholders in our business.

Sincerely,

Joel L. Hawthorne

Chief Executive Officer and

President

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD.

Important notice regarding the availability of proxy materials for the annual meeting to be held on May 15, 2014—the proxy statement is available at http://ir.graftech.com/phoenix.zhtml?c=114451&p=proxy and the Annual Report is available at http://ir.graftech.com/phoenix.zhtml?c=114451&p=irol-reportsannual.

SUBJECT TO COMPLETION – PRELIMINARY COPY

Joel L. Hawthorne	12900 Snow Road • Parma, Ohio 44130
Chief Executive Officer & President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 15, 2014

The annual meeting of stockholders of GrafTech International Ltd. (“Annual Meeting”) will be held at 10:00 a.m., eastern daylight time, on May 15, 2014, at our corporate headquarters located at 12900 Snow Road, Parma, Ohio, 44130, for the following purposes:

1.	To elect nine directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified;

2.	To approve, by a non-binding advisory vote, our executive compensation;

3.	To approve the material terms of the performance goals under the Executive Incentive Compensation Plan for income tax deductibility;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2014;

5.	To vote on a stockholder proposal, if presented, to repeal certain provisions of our by-laws that were not in effect as of September 30, 2012; and

6.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 28, 2014 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. To ensure that your shares are represented at the meeting in the event that you do not attend, please mark your votes on the accompanying WHITE proxy or vote instruction card, sign it, date it and promptly return it in the postage-paid envelope provided or vote via the Internet or by telephone as instructed in the accompanying proxy statement or on the proxy or vote instruction card.

Our Board is pleased to nominate for election as directors the nine nominees named in Proposal 1 in the attached proxy statement and on the enclosed WHITE proxy or voting instruction card. We believe our director nominees have the experience, industry knowledge, integrity, ability to devote time and energy, and commitment to the interests of all stockholders necessary to execute our strategic plan and create value for our stockholders. Our Board has increased the size of the Board from its current size of seven members to nine members, effective upon the election of directors at the Annual Meeting. Our Board recommends that you vote “FOR ALL” of the Board’s nine director nominees named in Proposal 1 in the attached proxy statement and on the WHITE proxy or voting instruction card.

CAUTION: OPPOSITION STOCKHOLDER SEEKS TO GAIN CONTROL OF YOUR COMPANY

As you may be aware, the Daniel and Nathan Milikowsky Group has filed a preliminary proxy statement with the SEC to solicit votes at the Annual Meeting in favor of a slate of five director nominees and a proposal to repeal certain provisions of our by-laws not in effect as of September 30, 2012. They have refused the Company’s settlement offers described below. We believe that Daniel and Nathan Milikowsky, along with their affiliates, NM GTI Investments LLC, a Delaware limited liability company, The Daniel Milikowsky Family Holdings, LLC, a Connecticut limited liability company, The Daniel and Sharon Milikowsky Family Foundation, Inc., a Connecticut corporation, and The Rebecca and Nathan Milikowsky Family Foundation, a Massachusetts charitable trust (collectively, the “Milikowskys” or the “Daniel and Nathan Milikowsky Group”), are seeking to take control of your Company without paying any control premium to our stockholders. The payment of a control premium by an opposition stockholder seeking to take control of a board of directors by electing its own slate of directors is not required by law. Stockholders are not entitled to appraisal or dissenters’ rights if an opposition stockholder takes control of a board of directors through election of its own slate. We believe that allowing the Milikowskys to gain control of the Company through the election of all five of their director nominees to our Board or adopting their proposal would not be in the best interests of our stockholders.

In an effort to reach a mutually agreeable resolution that would benefit all stockholders and avoid a potentially costly and distracting proxy contest, the Company has made two separate settlement offers to the Daniel and Nathan Milikowsky Group. In its most recent offer, the Company proposed that GrafTech would add four new candidates for election to the Board at the upcoming Annual Meeting as well as a standstill through the 2015 Annual Meeting. The four new candidates would have included two of the Daniel and Nathan Milikowsky Group’s nominees who meet GrafTech’s corporate governance criteria (David Jardini and Karen Finerman) and two highly qualified independent candidates with relevant industry experience selected by the GrafTech Board as well as a standstill through the 2015 Annual Meeting. The Daniel and Nathan Milikowsky Group has rejected both offers and insisted that four of their nominees be added to the Board, one of whom must be Nathan Milikowsky, that Craig Shular and Mary Cranston must resign from the Board, and that the Milikowskys be free to conduct further proxy contests or other control-related actions, at the 2015 Annual Meeting of stockholders or otherwise.

Since the size of our Board will be increased at the Annual Meeting by two directors, our Board offered the Milikowskys the right for up to 10 calendar days from the date of filing of the Company’s preliminary proxy statement to submit two additional nominations in accordance with our bylaws. While the Milikowskys did not nominate two additional individuals for election at the Annual Meeting, that decision did not change the fact that the Milikowskys seek control of the Board. The Milikowskys’ nominees, if elected, would still constitute a controlling majority (5 of 9) of the members of the Board.

You may receive proxy solicitation materials from the Milikowskys or persons affiliated with them, including an opposition proxy statement and blue proxy or voting instruction card. OUR ENTIRE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY OR VOTING INSTRUCTION CARD SENT TO YOU BY OR ON BEHALF OF THE MILIKOWSKYS. Even if you have previously signed a proxy or voting instruction card sent by or on behalf of the Milikowskys, you have the right to change your vote by using the enclosed WHITE proxy or voting instruction card to vote (by marking your vote thereon, signing it, dating it and returning it in the postage-paid envelope provided), by voting in person at the Annual Meeting, or by telephone or the Internet. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy or voting instruction card sent to you by or on behalf of the Milikowskys or anyone other than the Company.

OUR ENTIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE BOARD’S NINE NOMINEES NAMED IN PROPOSAL 1 IN THE ATTACHED PROXY STATEMENT, (ii) “FOR” PROPOSALS 2, 3, AND 4 AND (iii) “AGAINST” PROPOSAL 5.

If you need any assistance with voting with your WHITE proxy or voting instruction card or voting by telephone or the Internet, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Boulevard, 26th Floor,

Jersey City, NJ 07310,

(800) 509-0917 (Toll Free)

email: graftechproxy@georgeson.com

Sincerely,

Joel L. Hawthorne

Chief Executive Officer and

President

SUBJECT TO COMPLETION – PRELIMINARY COPY

GRAFTECH INTERNATIONAL LTD.	12900 Snow Road • Parma, Ohio 44130

PROXY STATEMENT

for Annual Meeting of Stockholders for 2014

TABLE OF CONTENTS

Page

About the Annual Meeting	1

Important Voting Information	3

Proposal 1: Election of Nine Directors	7

The Board of Directors	20

Committees of the Board	26

Audit and Finance Committee Report	29

Compensation of Executive Officers and Directors	30

Compensation Discussion and Analysis	30

Compensation Committee Report	47

Summary Compensation Table	48

Grants of Plan Based Awards in Fiscal Year-Ended December 31, 2013	50

Outstanding Equity Awards at Fiscal Year-End December 31, 2013	53

Option Exercises and Stock Vested at Fiscal Year-End December 31, 2013	54

Pension Benefits at Fiscal Year-End December 31, 2013	55

Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2013	56

Potential Payments on Termination or Change in Control	57

Other Compensation Arrangements	60

Director Compensation for 2013	62

Equity Compensation Plan Information	64

Security Ownership of Management and Certain Beneficial Owners	65

Proposal 2: Non-binding Advisory Vote on Executive Compensation	67

Proposal 3: Approval of the Material Terms of the Performance Goals Under the Executive Incentive Compensation Plan	68

Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Current Fiscal Year Ending December 31, 2014	72

Proposal 5: By-Law Repeal Proposal	73

Other Information	74

Section 16(a) Beneficial Ownership Reporting Compliance	74

Limitations on Soliciting Material, Liabilities and Incorporation by Reference	74

Forward Looking Statements	74

Annual Report on Form 10-K	75

Proxy Solicitation	75

Auditor Attendance at 2014 Annual Meeting	75

Pre-Approval Policies and Procedures	75

Independent Registered Public Accounting Firm’s Fees	76

When are Stockholder Proposals for the 2015 Annual Meeting Due	76

What Information is Required for Stockholder Proposals and Nominations	77

Stockholders Sharing an Address	78

Appendix A: Amendment to Executive Incentive Compensation Plan	A-1

ABOUT THE ANNUAL MEETING

This proxy statement and the accompanying WHITE proxy or voting instruction card relate to the 2014 annual meeting of stockholders, or the Annual Meeting, of GrafTech International Ltd., a Delaware corporation, or GrafTech. Our Board of Directors, or the Board, is soliciting proxies from our stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the Annual Meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the Annual Meeting, to cast the votes that the stockholder would be entitled to cast at the Annual Meeting if the stockholder were present. It is expected that this proxy statement and the accompanying WHITE proxy or voting instruction card will be first mailed or delivered to our stockholders beginning on or about [                    ], 2014. When used in this proxy statement, “we,” “us,” “our,” or the “Company” refers to GrafTech and its subsidiaries collectively or, if the context so requires, GrafTech individually.

Purpose of Annual Meeting

We will hold the Annual Meeting to enable stockholders to vote on the following matters:

1.	election of nine directors, each to serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified;

2.	approval, by a non-binding advisory vote, of our executive compensation;

3.	approval of the material terms of the performance goals under the Executive Incentive Compensation Plan for income tax deductibility;

4.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2014;

5.	a stockholder proposal, if presented, to repeal certain provisions of our by-laws that were not in effect as of September 30, 2012; and

6.	transaction of such other business as may properly come before the meeting.

If any of the nominees nominated by the Board are not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying WHITE proxy or voting instruction card to vote for substitutes designated by the Board unless the Board chooses to reduce the size of the Board.

Who May Vote

Only stockholders of record as of the close of business on March 28, 2014 are entitled to notice of the meeting and to vote on the Proposals submitted to a vote of stockholders at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders at the meeting and during the ten days prior to the meeting, during ordinary business hours at our corporate headquarters at 12900 Snow Road, Parma, Ohio 44130. Each share of our common stock, par value $.01 per share, is entitled to one vote. On March 28, 2014, there were 136,183,585 shares of our common stock issued and outstanding.

If you participate in the GrafTech International Savings Plan, or the Savings Plan, your proxy will represent the number of shares (including Company matching contributions made in shares) allocated to your account in the Savings Plan as of March 28, 2014. All shares allocated to your account in the Savings Plan will be voted by the trustee for the Savings Plan in accordance with your directions on the voting instruction card submitted by you.

What You Need to Attend the Annual Meeting

The Annual Meeting will be held at our corporate headquarters located at 12900 Snow Road, Parma, Ohio on May 15, 2014, at 10:00 AM, Eastern Daylight Time. Except as otherwise authorized by the Chair of the meeting, only stockholders, directors, nominees for election as directors, and officers of the Company will be admitted to the Annual Meeting. Prospective attendees must present valid government issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the record date, such as your account statement showing that you owned your shares as of March 28, 2014, a copy of the voting instruction form provided by your bank, broker or nominee, or other similar evidence of ownership. If you do not provide valid government-issues photo identification and comply with the other procedures outlined above, you will not be admitted into the Annual Meeting. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, you may submit your vote in advance as instructed in this proxy statement.

IMPORTANT VOTING INFORMATION

Voting Mechanics

The presence at the commencement of the Annual Meeting, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the meeting. Abstentions will be included in determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be included in determining the presence of quorum. Broker non-votes occur when a person holding shares in street name (meaning in a brokerage account) does not provide instructions as to how to vote his or her shares and the broker is not permitted to, or otherwise does not, exercise voting discretion. Due to the contested nature of the election of directors for our Board, the rules of the New York Stock Exchange do not permit brokers to exercise discretionary authority to vote on any Proposals to be voted on at the Annual Meeting, whether routine or not. Accordingly, there are not expected to be any broker non-votes. Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors. Only those votes cast for or against Proposals 2 through 5 are used in determining the results of a vote on such Proposals. Accordingly, abstentions will have no effect on the outcome of the votes on those Proposals.

How to Vote

There are several different ways you may cast your vote. You may vote by:

•	Telephone, by calling the toll-free number on the proxy or vote instruction card;

•	Internet, by logging onto the website on the proxy or vote instruction card and then following the instructions as they appear on your computer screen;

•	Marking, signing, dating and mailing the proxy or vote instruction card and returning it in the envelope provided; or

•

Attending and voting at the meeting if you marked your proxy or vote instruction card that you will attend the meeting and, if you received a vote instruction card, obtained authorization from your bank, broker or nominee (the holder of record) pursuant to instructions on your vote instruction card. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Internet and telephone voting. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee (the holder of record). Therefore, we recommend that you follow the voting instructions in the materials you receive. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder. Votes submitted electronically via the Internet or telephone must be received by 11:59 p.m., eastern daylight time, on May 14, 2014.

Votes Required for Each Proposal

In accordance with our Amended and Restated By-Laws, or our by-laws, and our Amended and Restated Certificate of Incorporation, or our certificate of incorporation, the votes required to elect directors and approve the other Proposals to be considered at the Annual Meeting are as follows:

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of nine directors	Plurality of votes cast	No*

Proposal 2 – Non-binding advisory vote on executive compensation	Majority of votes cast	No*

Proposal 3 – Approval of the material terms of the performance goals under the Executive Incentive Compensation Plan	Majority of votes cast	No*

Proposal 4 – Ratification of appointment of our independent registered public accounting firm for 2014	Majority of votes cast	No*

Proposal 5 – By-law repeal proposal	Not less than 67% of the voting power of the outstanding shares of common stock	No*

*	It is particularly important that you vote on all Proposals. Your broker cannot vote on any Proposals for you.

How Proxyholders Will Vote Shares

When you submit a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed with respect to the matters specified. If you are a record holder of shares and you submit a signed WHITE proxy card but do not mark your votes, your shares will be voted FOR the election of all nine of the nominees recommended in this proxy statement for election as directors, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and AGAINST Proposal 5.

If you hold your shares in street name, your broker is not permitted to vote on your behalf on the election of directors or any other Proposal and you must provide specific instructions by marking, signing and returning the vote instruction card or by voting via telephone or the Internet following the instructions provided to you.

In addition, if other matters are submitted to a vote of stockholders at the meeting, your proxy on the accompanying WHITE proxy or voting instruction card gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by the Board.

How to Revoke a Proxy

If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the meeting.

If your shares are held in street name, there are special procedures that you must follow to revoke a proxy submitted via the Internet or telephone or by marking, signing and returning a vote instruction card.

•

Revoking your vote and submitting a new vote before the deadline of 11:59 p.m., eastern daylight time, on May 14, 2014. If you submit a proxy via the Internet, by telephone or by marking, signing and returning a vote instruction card, you may revoke your proxy at any time and by any method before the deadline.

•

Revoking your vote and submitting a new vote after the deadline of 11:59 p.m., eastern daylight time, on May 14, 2014. If you submit a proxy via the Internet, by telephone or by marking, signing and returning a vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or nominee and follow the requirements set by your broker, bank or nominee. We cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

•

Revoking your vote and submitting a new vote by ballot at the meeting. If you submit a proxy via the Internet, by telephone or by marking, signing and returning a vote instruction card and wish to revoke it and vote at the meeting, you must contact your broker, bank or nominee and follow the requirements set by your broker, bank or nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the meeting.

If you receive more than one WHITE proxy or voting instruction card on or about the same time, it generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy or voting instruction card or, if you vote via the internet or telephone, vote once for each WHITE proxy or voting instruction card you receive.

If the Milikowskys proceed with their previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy or voting instruction card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board, then you should only submit WHITE proxy or voting instruction cards.

What Should I Do with the Proxy or Voting Instruction Cards Sent to Me by the Milikowskys

The Milikowskys have nominated five individuals for election as directors at the Annual Meeting. Nominations made by the Milikowskys have NOT been endorsed by the Board. The Company is not responsible for the accuracy or completeness of any information contained in any proxy solicitation or other materials used by the Milikowskys or on their behalf or of any other statements that they may otherwise make.

Please do not return any blue proxy or voting instruction card you may receive from the Milikowskys or otherwise authorize any proxy other than pursuant to a WHITE proxy or voting instruction card to vote your shares at the meeting, not even as a protest vote. If you return a blue proxy or voting instruction card to the Milikowskys or otherwise authorize a proxy to vote your shares at the meeting other than pursuant to a WHITE proxy or voting instruction card, you can change your vote. To revoke your prior proxy and change your vote, simply sign the enclosed WHITE proxy or voting instruction card, date it and return it in the postage-paid envelope provided or follow the instructions located on the WHITE proxy or voting instruction card to vote by telephone or Internet. Only your latest dated proxy will be counted. Any proxy may be revoked at any time prior to its exercise at the meeting by following the instructions beginning on page 4. If you have any questions or need assistance voting, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Boulevard, 26th Floor,

Jersey City, NJ 07310,

(800) 509-0917 (Toll Free)

email: graftechproxy@georgeson.com

No Premium or Appraisal or Dissenter’s Rights

Stockholders will not be entitled to a premium or appraisal or similar dissenter’s rights if the Milikowskys take control of your Company through the election of all five of their nominees.

More Information is Available

If you have any questions about the proxy voting process in general, please contact the broker, bank or nominee where you hold your shares. The Securities and Exchange Commission, or the SEC, also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at GrafTech International Ltd., 12900 Snow Road, Parma, Ohio 44130, or call us at 216-676-2000, or email us at Investor.Relations@graftech.com.

PROPOSAL ONE:

ELECTION OF NINE DIRECTORS, EACH TO SERVE

UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL

HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED

Nominees for Election as a Director

The nine nominees described below were nominated by the Board in accordance with recommendations by our Nominating and Governance Committee, or the Nominating Committee. Each nominee has consented to being named in this proxy statement as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until our next annual meeting of stockholders and his or her successor has been duly elected and qualified or until his or her earlier removal or resignation, with the exception of Mr. Shular, who has informed the Company that it is his intention to serve as Executive Chairman and a director until December 31, 2014 (as noted in his biography below). The Board has no present plan with respect to the vacancy to be created by the departure of Mr. Shular on December 31, 2014 and accordingly has not identified any prospective replacement for him. The Board may, at that time, either elect to fill the vacancy with a qualified individual to be identified or reduce the size of the Board to eliminate the vacancy, as it determines to be in the best interests of the Company and all of its stockholders. Except as otherwise described below, if any of the nominees named below are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by the Board unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee named below unavailable.

The Daniel and Nathan Milikowsky Group has filed a preliminary proxy statement to solicit votes for five alternative director nominees for election at the Annual Meeting. We believe that the nominees proposed by the Board are the most qualified candidates up for election at the Annual Meeting. As described below under “Director Qualifications,” we believe our nominees have the experience, industry knowledge, integrity and commitment necessary to oversee the execution of our strategic plan and create value for all our stockholders. Furthermore, the Board considers the Milikowskys’ proposed takeover of control of the Company with no premium paid to the stockholders of the Company to not be in the best interests of all stockholders. Stockholders will not be entitled to a premium or appraisal or similar dissenter’s rights if the Milikowskys take control of your Company through the election of all five of their nominees.

The Board unanimously recommends submitting the enclosed WHITE proxy or voting instruction card, or following the instructions thereon to vote by telephone or the Internet, to vote FOR each of the Board’s nine nominees for director.

The Milikowskys’ nominees have NOT been endorsed by our Board. The Board unanimously recommends that you disregard any blue proxy or voting instruction card that may be sent to you by the Milikowskys. Voting against the Milikowskys’ nominees on its blue proxy or voting instruction card is not the same as voting for our Board’s nominees, because a vote against the Milikowskys’ nominees on their blue proxy or voting instruction card will revoke any previous proxy submitted by you. If you have already voted using a blue proxy or voting instruction card sent to you by the Milikowskys, you have every right to change it. We urge you to revoke that proxy by voting in favor of our Board’s nominees by using and submitting the enclosed WHITE proxy or voting instruction card, or following the instructions thereon to vote by telephone or the Internet. Only the latest validly executed proxy that you submit will be counted. If you have any questions or need assistance voting, please call our proxy solicitor:

Georgeson Inc.

480 Washington Boulevard, 26th Floor,

Jersey City, NJ 07310,

(800) 509-0917 (Toll Free)

email: graftechproxy@georgeson.com

We are not responsible for the accuracy or completeness of any information provided by or relating to the Milikowskys contained in any proxy solicitation materials filed or used by, or on behalf of, the Milikowskys or in any other statements that the Milikowskys or any person acting on their behalf may otherwise make.

Additional Background of the Solicitation

On November 30, 2010, we acquired C/G Electrodes LLC (“C/G”) and the portion of Seadrift Coke L.P. (“Seadrift”) not previously owned by us for cash, senior subordinated promissory notes and shares of GrafTech common stock. All of the shares of GrafTech common stock beneficially owned by the Milikowskys were received in the acquisitions, except for certain shares received by Nathan Milikowsky for his service as a GrafTech director.

In connection with the acquisitions of Seadrift and C/G, we entered into a Registration Rights and Stockholders’ Agreement, dated as of November 30, 2010 (the “Stockholders’ Agreement”), with the former owners of Seadrift and C/G who received shares of GrafTech common stock, including the Milikowskys. Pursuant to the terms of the Stockholders’ Agreement, Nathan Milikowsky was elected to the Board in December 2010.

As an essential part of the consideration for the issuance of such shares, the Stockholders’ Agreement (i) granted Daniel and Nathan Milikowsky and certain of their affiliates the right to nominate Nathan Milikowsky (and under certain circumstances a replacement for him reasonably acceptable to the Board) to serve on the Board and provided for Mr. Milikowsky (or such replacement) to be re-nominated by the Board for election as a director so long as certain conditions were met and (ii) imposed certain standstill obligations on Daniel and Nathan Milikowsky and their affiliates and related parties because of their Board nominee’s access to inside information. The standstill provisions restrict various types of takeover and similar or related activities, including, among other things, attempts by Daniel or Nathan Milikowsky or their affiliates to take actions to change, control or influence management except by Nathan Milikowsky (or such replacement) acting as a Board member.

In addition, the Stockholders’ Agreement imposed confidentiality and restricted use (other than as a Board member) obligations on Nathan Milikowsky (or any such replacement), which among other things restricted disclosure to Daniel Milikowsky or any other person unless such disclosure was required by law (subject to certain notice requirements).

Nathan Milikowsky was not re-nominated for election as a director in March 2013 because our independent directors unanimously concluded that he did not meet the requirements set forth in GrafTech’s Corporate Governance Guidelines, or our Governance Guidelines, and in our Nominating Committee Charter, as required under the Stockholders’ Agreement. Our independent directors also concluded that the Milikowskys materially breached the Stockholders’ Agreement. GrafTech has not waived or released any of its rights with respect to their breach of the Stockholders’ Agreement.

The conditions for Nathan Milikowsky’s (or such replacement’s) re-nomination for election to the Board included: (i) satisfaction of the requirements set forth in GrafTech’s Corporate Governance Guidelines and the Nominating Committee Charter, as reasonably determined by the Nominating Committee; and (ii) the absence of any material breach of the standstill obligations by any person subject to the Stockholders’ Agreement.

The requirements under the Nominating Committee Charter which the Nominating Committee concluded were not satisfied by Mr. Milikowsky were: (i) acting as a member of the Board; and (ii) high personal standards (integrity, honesty and full disclosure of all present and future conflicts of interest). The requirements under our Governance Guidelines which the Nominating Committee concluded were not satisfied by Mr. Milikowsky were: (i) compliance with his duty of undivided loyalty; (ii) compliance with his duty of candor; and (iii) compliance with codes of conduct adopted by the Company (which are applicable to all Company personnel, including all directors, and are and were formally annually acknowledged by, all Company personnel, including all directors), including those relating to ethics, integrity, conflicts of interest, public disclosure and confidentiality.

Taking into account many years of interaction with Nathan Milikowsky, a special report of a well-recognized law firm, Wilson Sonsini Goodrich & Rosati, to assist the Nominating Committee with its annual assessment of the Board and its Committees, and the results of an internal investigation by well recognized, highly experienced, independent investigatory counsel, Morris, Nichols, Arsht & Tunnell LLP, reporting to a Special Committee of the Board comprised entirely of independent directors, the Nominating Committee determined that the facts, circumstances and evidence established a pattern of deceit and misrepresentation by Nathan Milikowsky that was disruptive to Board functioning and counterproductive to the Board’s discharge of its fiduciary duties to the stockholders.

The Nominating Committee unanimously concluded, after full deliberation, that the conditions to re-nomination of Nathan Milikowsky for election as a director were not satisfied as described above and recommended to the Board that he not be re-nominated and determined that the Stockholders’ Agreement had been breached by Daniel and Nathan Milikowsky. The Board unanimously, but for Nathan Milikowsky, concurred in that conclusion and decided not to re-nominate him.

The Special Committee was formed by the Board in response to a letter submitted to the Board’s lead director, the Company’s General Counsel and the Company’s outside counsel for distribution to the Board by the Company’s former Chief Financial Officer along with three other employees, based on their personal knowledge and in accordance with express provisions of our Governance Guidelines and codes of conduct. The Special Committee initially consisted of six directors, all of whom are independent directors. One of those directors subsequently resigned from the Special Committee for the reasons described below. Neither Craig Shular nor Nathan Milikowsky was a member of the Special Committee.

The letter submitted by the Chief Financial Officer reported on a series of communications between representatives of the Company and a large hedge fund that was an investor and trader in GrafTech shares (the “Hedge Fund”), during which the Hedge Fund revealed intimate contemporaneous knowledge of material non-public information regarding significant M&A transactions then under consideration, the Company’s plant cost structure and the Company’s capital spending and investment activities, information that was only known to management and members of the Board.

In accordance with corporate governance best practices, the Special Committee engaged well recognized, highly experienced, independent counsel, Morris, Nichols, Arsht & Tunnell LLP, as counsel to the Special Committee and to conduct a thorough investigation into the matters reported. The Company estimates that over 2,000 hours of personnel time was spent collecting and reviewing documents and interviewing personnel, including approximately 500 hours by investigatory counsel alone, and that thousands of documents were collected and reviewed during the investigation.

Investigatory counsel reported its conclusions over the course of three separate meetings of the Special Committee. After completion of its investigation, investigatory counsel reported its conclusion that there had been leaks of material nonpublic information, that there was evidence that Nathan Milikowsky was the source of the leaks, that there was no evidence to support a conclusion that management or any other director was the source of the leaks and that at least some of that information could not have been developed independently.

Notably during the course of the investigation, Nathan Milikowsky chose not to cooperate fully, including refusing to sign a customary legal hold notice (the only person to refuse to do so). Investigatory counsel reported that Nathan Milikowsky represented that he produced all documents responsive to investigatory counsel’s request, although documents produced by another director revealed this representation to be untrue, as described below. Independent investigatory counsel reported that the documents provided by Nathan Milikowsky were incomplete and excluded specifically requested documents known by the investigatory counsel to exist. Nathan

Milikowsky ultimately declined to be interviewed by investigatory counsel where he would have been able to clarify any deficiencies in his document production or misinterpretation thereof, to explain communications by Daniel Milikowsky and another family member and otherwise refute concerns identified by such counsel.

In reaching its conclusions, the independent directors (whether as members of the Nominating Committee, the Special Committee or the Board) considered the many facts and circumstances known and presented to them, including all those that they considered material and relevant. These included:

Information obtained through an extensive and thorough internal investigation

•

Nathan Milikowsky was sharing information with Daniel Milikowsky, in violation of his fiduciary duties and contractual obligations. There were multiple communications between the Hedge Fund and Daniel Milikowsky that Nathan Milikowsky did not report to the Board, including communications related to stock buybacks at the same time that the Audit Committee (of which Nathan Milikowsky was member) was establishing the parameters and directing the execution thereof. Further, when Mary Cranston, the Board’s lead director, asked Nathan Milikowsky during 2012 whether he was in contact with the Hedge Fund, Nathan Milikowsky stated he had had one telephone call with them. During a subsequent Board meeting shortly thereafter, in response to a request to report that telephone call to the Board, Nathan Milikowsky stated that he had not spoken to the Hedge Fund, but rather that his brother, Daniel Milikowsky, had been contacted by the Hedge Fund. Such statements by Nathan Milikowsky to the Board were inconsistent with the facts identified in the investigation.

•	Another Milikowsky family member, who was also an employee of a different hedge fund, was revealed to be communicating with the Hedge Fund and Nathan Milikowsky was aware thereof.

•

As reported in the Chief Financial Officer’s letter distributed to the Board, the Hedge Fund inquired about and demonstrated intimate contemporaneous knowledge of material non-public information that was only known to senior management and the directors. The Hedge Fund stated to our Investor Relations team that it objected to a large acquisition by the Company in an area about which the Company had not previously disclosed material interest, of almost exactly the same type and size that the Company was then considering. The Hedge Fund subsequently named the prospective target. The Hedge Fund disclosed to our Investor Relations team information about the cost structure of our electrode plants and the status of our capital spending in certain Engineered Solutions business units, information that was some of the Company’s most sensitive information. Investigatory counsel concluded that there was no evidence to support a conclusion that management or any director other than Nathan Milikowsky was the source of that information and that at least some of the information could not have been determined independently.

Activities intended to deceive his fellow directors

•

Nathan Milikowsky and another director (who was Chair of the Audit Committee) entered into an undisclosed arrangement which the Special Committee, with advice of outside counsel, concluded was a free option, enabling that director to benefit from any increase in value of an approximately $200,000 investment in an early stage medical technology company sponsored by Nathan Milikowsky without the concomitant investment risk. Thereafter, that same director became a supporter of Nathan Milikowsky’s agenda. That same director also thereafter assured Mary Cranston that she would be able to continue as lead director or possibly even become chairperson after management changed. Nathan Milikowsky never disclosed that conflict of interest when the Special Committee (of which such director was to be a member) was formed and never produced any of the documents related thereto, even though they were within the scope of investigatory counsel’s production request. Rather, the arrangement was first disclosed at the very end of the investigation by that director, who mentioned it at that time to some other directors, stating that it was only about a $10,000 cash investment, and then later admitted the full extent of the arrangement and produced documents in an follow up interview by investigatory counsel.

That director subsequently resigned from the Special Committee.

•	Nathan Milikowsky deliberately misrepresented the voting intentions of one director in order to deceive another director into supporting his agenda.

The independent directors also considered that the Special Committee did not have the power to subpoena testimony or documents from anyone, including directors or third parties (other than officers and employees), that requesting testimony or documents from third parties could likely result in public disclosure and controversy which would be adverse to the Company and its stockholders, that Nathan Milikowsky denied only that he did not provide information to the Hedge Fund and only that he had no reason to believe Daniel Milikowsky had provided material non-public information to the Hedge Fund, and that Nathan Milikowsky never denied that Daniel and Nathan Milikowsky were involved with the Hedge Fund in violation of the Stockholders’ Agreement.

The Nominating Committee presented its conclusions and many of the key facts in its report to the Board on its recommendations regarding director nominations for the 2013 annual meeting of stockholders. Nathan Milikowsky was present at that Board meeting and asked certain questions regarding the report. He was also present for reports by the Special Committee that were made to the Board on November 27, 2012 and February 12, 2013.

On May 17, 2013, GrafTech received a letter from Daniel and Nathan Milikowsky demanding that Nathan Milikowsky or a nominee of theirs be elected to the Board pursuant to the Stockholders’ Agreement. On June 7, 2013, GrafTech sent a letter to Daniel and Nathan Milikowsky stating that, under the express terms of the Stockholders’ Agreement, Daniel and Nathan Milikowsky were not entitled to nominate a replacement for Nathan Milikowsky within the three-year period after Nathan Milikowsky was first elected to the Board (or before December 9, 2013). On November 19, 2013, the Company sent a letter to the Daniel and Nathan Milikowsky group advising them that, because of the breaches of the Stockholders’ Agreement, the Company no longer had any obligation under the director nomination provisions thereof and that the standstill, confidentiality, registration rights and other provisions thereof (which include provisions prohibiting nominations and solicitation of proxies) remained in effect. Without limiting any rights that it might assert, the Company believes that it would be in the best interest of all stockholders for a mutually agreeable settlement of that dispute—without the cost and distraction of litigation and with a board of directors that it believes is focused on the interests of all stockholders, not the personal agenda of one.

In December 2013 and January 2014, GrafTech exchanged correspondence with the Milikowskys and their counsel regarding their breaches of the Stockholders’ Agreement, the effect on their nomination rights and their standstill obligations and related matters. GrafTech reserved its rights in connection with such exchange of correspondence.

On January 17, 2014, pursuant to a written request from counsel to the Milikowskys, GrafTech delivered a form of non-employee director questionnaire to such counsel.

On January 24, 2014, Nathan Milikowsky delivered to the Company a notice of intent to nominate a slate of five nominees for election as directors at the Annual Meeting and to present at the meeting a proposal to repeal any new by-law or amendment of the by-laws as of the date of the Annual Meeting adopted after September 30, 2012 that is inconsistent with or disadvantageous to Nathan Milikowsky or to the election of the Milikowskys’ nominees.

Since the Daniel and Nathan Milikowsky Group first made its intentions public, Nathan Milikowsky and Joel L. Hawthorne, President and Chief Executive Officer of GrafTech, have had three in-person meetings and numerous telephone conversations. The Company has put forward two settlement offers. The Company initially presented a settlement proposal to Mr. Milikowsky in which the Company would agree to add two of Mr. Milikowsky’s nominees to the Board in exchange for a standstill through the 2016 Annual Meeting. The most recent settlement offer by the Company was put forward in a meeting between Mr. Hawthorne and Nathan

Milikowsky on March 20, 2014. Mr. Hawthorne, acting on behalf of the Board, proposed that GrafTech would add four new candidates for election to the Board at the upcoming Annual Meeting as well as a standstill through the 2015 Annual Meeting. The four new candidates would have included two of the Daniel and Nathan Milikowsky Group’s nominees who meet GrafTech’s corporate governance criteria (David Jardini and Karen Finerman) and two highly qualified independent candidates with relevant industry experience selected by the GrafTech Board, as well as a standstill through the 2015 Annual Meeting. Management would also agree to meet with Daniel and Nathan Milikowsky on a quarterly basis like the Company does with all stockholders, to discuss business progress and strategy. Nathan Milikowsky has refused the Company’s offers and has insisted that four of his nominees be added to the Board, one of whom must be Nathan Milikowsky, that Craig Shular and Mary Cranston must resign from the Board, and that the Milikowskys be free to conduct further proxy contests or other control-related actions, at the 2015 Annual Meeting of stockholders or otherwise. The Board believes that their demands continue to show an unrelenting desire to obtain control without payment of a premium or other consideration. Mr. Hawthorne continues to communicate with Mr. Milikowsky with hopes that a resolution will be reached.

On March 3, 2014, the Company received a request from the Milikowsky’s counsel to consider use of a universal proxy card for this proxy contest. The Company is considering this request and has not yet responded to it.

Since the size of our Board will be increased at the Annual Meeting by two directors, our Board offered the Milikowskys the right for up to 10 calendar days from the date of filing of the Company’s preliminary proxy statement to submit two additional nominations in accordance with our by laws. While the Milikowskys did not nominate two additional individuals for election at the Annual Meeting, that decision did not change the fact that the Milikowskys seek control of the Board. The Milikowskys’ nominees, if elected, would still constitute a controlling majority (5 of 9) of the members of the Board.

Our Nominating Committee and our Board regularly meets to consider various potential nominees for election as directors, whether submitted by directors, management, stockholders or others. In addition, our Nominating Committee has periodically engaged independent advisors to assist with identification of potential nominees and assessment of the functioning of the Board and its committees. In connection with its consideration of nominees to recommend for the Annual Meeting, our Nominating Committee considered many candidates, including our current directors, candidates identified by an independent director search firm and the nominees of the Milikowskys, in accordance with its established policies and procedures for considering potential director nominees. Consistent with the qualifications and characteristics expected of all directors of the Company as set forth in our Governance Guidelines and the Nominating Committee Charter, our Nominating Committee unanimously recommended the nominees named in this proxy statement as the individuals with the experience, industry knowledge, integrity, ability to devote time and energy, and commitment to the interests of all stockholders best qualified to execute our strategic plan and create value for all our stockholders.

Director Qualifications

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders or others, the Nominating Committee applies the criteria set forth in our Governance Guidelines and the Nominating Committee Charter. These criteria includes the candidate’s integrity, business acumen, age, independence, experience, commitment, diligence, conflicts of interest and ability to act in the interests of all of our stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities and provide value to our stockholders. The Nominating Committee believes that the Board, as a whole, should possess the following core competencies:

•	Strategy/vision: ability to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, and evaluating strategic decisions;

•	Leadership: ability to attract, motivate and energize a high-performance leadership team;

•	International Markets: ability to appreciate the importance of global business needs and trends;

•	Industry Knowledge: ability to assess opportunities and threats unique to our industries;

•	Crisis Response: ability and time to perform during periods of both short-term and prolonged crisis;

•	Management: ability to apply general management best practices in a complex, rapidly evolving business environment;

•	Business Judgment: ability to assess business risk and stockholder value creation strategies; and

•	Accounting, Finance and Disclosure: ability to protect and inform security holders through liquidity and capital resource management and internal financial and disclosure controls.

The Nominating Committee also believes that each director should possess the following skills, qualifications and characteristics:

•	High personal standards of integrity and honesty, and a desire to make full disclosure of all present and future conflicts of interest;

•	Ability to make informed business judgments;

•	Literacy in financial and business matters;

•	Ability to be an effective team member;

•	Commitment to active involvement and an ability to give priority to GrafTech;

•	No affiliations with competitors;

•	Achievement of high levels of accountability and success in his or her given fields;

•	No unreasonable geographic travel restrictions;

•	Ability and willingness to learn our businesses;

•

Experience in our businesses or in professional fields (i.e., finance, accounting, law or banking) or other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to GrafTech;

•	Willingness to make a substantial personal investment in GrafTech;

•	No direct affiliations with major customers or vendors; and

•	Previous public company board experience together with good references.

Diversity

Our Governance Guidelines specify that the Nominating Committee should consider the value of diversity on the Board in the candidate identification and nomination process. The Nominating Committee seeks candidates with a broad diversity of experience and strategic and operational views and philosophies. The Nominating Committee’s evaluation of director candidates also includes consideration of their ability to contribute to the diversity of age, backgrounds, geographic regions, and experience represented on the Board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis proscribed by law. Under our Governance Guidelines, a director will not be nominated for election or re- election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant.

Background Information with Respect to Nominees

The following paragraphs provide information about each director nominee recommended by the Board. We believe that all of our director nominees adhere to high standards for integrity, honesty and ethics and that each has demonstrated business acumen and an ability to exercise sound judgment independent of personal interests, as well as a commitment of service to GrafTech and the Board. In his or her individual biography below, we provide the following information for each director nominee recommended by the Board:

•	Name;

•	Age as of March 1, 2014;

•	Principal occupations for at least the past five years;

•	The names of any other public companies where the nominee currently serves or has served during the past five years as a director; and

•	The particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director.

RANDY W. CARSON Director since 2009

Age 63

From 2000 to February 2009, Mr. Carson served as Chief Executive Officer—Electrical Group of Eaton Corporation, a diversified power management company with 2008 sales of $15.4 billion. Eaton’s Electrical Group is a global technology leader in electrical components and systems for power quality, distribution and control with 2008 revenues of approximately $6.9 billion. Mr. Carson retired from Eaton in May 2009 following 10 years with the company. Prior to Eaton Corporation, Mr. Carson held several executive positions with Rockwell International. He was also Chairman of the National Electrical Manufacturers Association. Mr. Carson currently serves as a Director of Fairchild Semiconductor International, Inc. and Nordson Corporation, and serves on the audit committee of its Board of Directors. Our Board believes that Mr. Carson’s deep operational experience in global industrial businesses enables him to provide unique common sense insight to the Board with respect to meeting marketplace challenges, implementing LEAN and other internal initiatives, integrating business units and anticipating and planning for commercial risks and uncertainties. As a result of his senior executive and deep operational experience managing large, multi-billion-dollar global businesses together with his strategic vision, leadership, and understanding of financial accounting, finance and disclosure matters, the Board believes he is well qualified to continue serving as a member of the Board. Mr. Carson holds a Bachelor of Science in Electrical Engineering from Valparaiso University.

MARY B. CRANSTON Director since 2000

Age 66

Ms. Cranston is a Retired Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, an international law firm. Ms. Cranston was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of Pillsbury until December 2006. Ms. Cranston practiced complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury beginning in 1975. She currently serves as a Director of Visa, Inc., and serves as Chair on the Audit and Risk Committee of its Board of Directors; a Director of Juniper Networks Inc., and serves as Chair of its Nominating and Governance Committee; a Director of International Rectifier Corporation, and serves as Chair of its Nominating and Governance Committee; and a Director of Exponent, Inc., and serves as Chair of its Compensation Committee. She also serves as Chair of the Board of Directors of the Lucile Packard Children’s Hospital and is a past Chair of the Board of the Commonwealth Club of California, both of which are non-profit organizations. Ms. Cranston also served on the Board of Trustees of Stanford University for ten years. Ms. Cranston’s total public company directorships will be reduced to four, including GrafTech, in May 2014. Ms. Cranston joined the Board in 2000 to assist the Board with, among other things, exercising strong compliance and other oversight. She has brought unique guidance to bear, not only in that regard, but also in regard to crisis management, effective leadership through a judicious combination of consensus, process and internal controls, and keen insight into evaluating strategic decisions. The separation of the roles of Chairperson and Chief Executive Officer is expected to continue after Mr. Shular’s previously announced intention to step down as a director on December 31, 2014, when Ms. Cranston is expected to become our Chairperson.

Through her tenure at Pillsbury, Ms. Cranston has gained a broad understanding of the management of a global enterprise including through global expansion of the firm, as well as 20 years litigating cases on behalf of Chevron with extensive knowledge of oil and gas extraction, oil pricing and refining economics. In addition to her financial services background, Ms. Cranston has substantial expertise in complex antitrust, class action and securities law and was recognized as one of the “100 Most Influential Lawyers in America” by the National Law Journal in 2002 and as an Outstanding Director by the Silicon Valley and San Francisco Business Times in 2013. Ms. Cranston is frequently a faculty member of programs offered by the NACD, the Stanford Director’s College, and Catalyst on topics of board governance, board best practices, board risk management and board diversity. As a director of four other U.S. publicly-traded companies she has regularly reviewed corporate strategies and financial and operational risks, and throughout her legal career has identified and managed legal risks for many Fortune 500 companies, which has helped inform her service as a Director and next Chair of the Board. Ms. Cranston’s experience and background also provide her with significant insight into the legal and regulatory issues facing GrafTech, as well as into the challenges of operating a diverse multinational enterprise. Our Board believes that Ms. Cranston’s board service, legal expertise in antitrust, securities and other matters and business management experience, as well as her demonstrated successful performance as a GrafTech Director, well qualify her to continue serving as a member of the Board.

Ms. Cranston holds an A.B. degree in Political Science from Stanford University, a Juris Doctorate from Stanford Law School, and a Master of Arts in Educational Psychology from the University of California, Los Angeles.

THOMAS A. DANJCZEK

Age 66

Mr. Danjczek has served as Senior Advisor for the Steel Manufacturers Association (SMA) since November 2013. From February 1998 to November 2013, Mr. Danjczek served as President of the SMA and functioned as its Chief Executive, Operating, and Administrative Officer and a member of the Board and Executive Committee. Prior to joining SMA, Mr. Danjczek held various leadership positions at a number of public companies, including Wheeling-Pittsburgh Steel Corporation, Bethlehem Steel Corporation and Kaiser Steel Corporation. Mr. Danjczek also serves as Vice Chairman of the U.S. Industry Trade Advisory Committee (ITAC 12) and since 1999 has been an Advisor to the U.S. Trade Representative and Department of Commerce.

Mr. Danjczek currently serves as a Director of Globe Specialty Metals, Inc., and serves as a member of its Audit Committee and Compensation Committee. Globe Specialty Metals is one of the world’s largest producers of silicon metal and silicon-based specialty alloys serving major silicone chemical, aluminum and steel manufacturers. Mr. Danjczek also serves on the Board of Walker Magnetics, a privately held controls manufacturer that services the scrap and steel industries and on the advisory board of Byer Steel Group, a privately held steel service center.

The Board believes that Mr. Danjczek is well qualified to serve as a member of the Board. He has a strong background and relationships in the steel and manufacturing industry, relevant leadership experience with proven business judgment primarily in operations, as well as extensive international steel industry experience and regulatory, legislative and trade related experience.

Mr. Danjczek earned a B.S. from Villanova University and a Masters Degree in Industrial Management from Purdue University.

JOEL L. HAWTHORNE Director since 2014

Age 49

Mr. Hawthorne was elected to the Board and became Chief Executive Officer and President in January 2014. Previously, he was Vice President and President, Engineered Solutions since March 2011 and over the last three years led the segment to more than 20% annual sales growth rates through many successful new product introductions. Mr. Hawthorne joined GrafTech as a Director of Investor Relations in August 1999. During his time in Investor Relations, he was an integral part of the management team that turned the Company around. In January 2001, he was appointed Director of Electrode Sales & Marketing, United States and Canada and was promoted to Director of Electrode Marketing and Sales for the Americas in 2003. In October 2005, he was appointed Director Worldwide Marketing and Americas Sales. During this period, Mr. Hawthorne was instrumental in the development and execution of global sales and marketing strategies for the graphite electrodes business and a driving force in more than doubling sales to over $1 billion. In January 2009, he was appointed Vice President, Global Marketing & Sales for Industrial Materials with responsibility for worldwide sales, strategy and tactical planning. Prior to joining GrafTech, Mr. Hawthorne spent over ten years in the steel industry with extensive financial and strategic planning experience including as Director of Strategic Planning for a major steel company. Mr. Hawthorne currently serves on the Board of Directors of CE National, Inc., a non-profit organization. Mr. Hawthorne holds a Bachelor of Science (accounting) and a Master of Science (business education) from the University of Akron.

HAROLD E. LAYMAN Director since 2003

Age 67

From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc., a manufacturer of outdoor products, industrial and power equipment, and lawnmowers. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 2000, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He currently serves as a Director of Blount International, and serves as Chair of its Nominating and Corporate Governance Committee. Mr. Layman also currently serves as a Director of Infinity Property and Casualty Corporation, and serves as Chair of its Compensation Committee, a member of its Audit Committee and a member of its Nominating and Corporate Governance Committee. The Board believes that Mr. Layman’s experience as the Chief Executive Officer and Chief Financial Officer of a large international industrial enterprise enables him to provide practical expertise on the unique leadership challenges inherent to that position. These challenges arise in areas ranging from strategic vision and opportunity and risk assessment to operational, financial and legal processes and issues, and Mr. Layman has wide experience in all of these areas. Together with his board service, the Board believes these factors make him well- qualified to continue serving as a member of the Board. Mr. Layman holds a Bachelor of Science in Finance from Florida State University.

FERRELL P. McCLEAN Director since 2002

Age 67

Ms. McClean was a Managing Director and the Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. She currently serves as a Director of NRG Yield, Inc., which owns contracted renewable and conventional generation and thermal infrastructure assets. Ms. McClean retired as a Director of Unocal Corporation in 2005 and as a Director of El Paso Corporation in 2012. The Board believes that Ms. McClean’s deep experience in investment banking for international industrial companies has enabled, and will continue to enable, her to provide essential guidance to the Board and our management team on the critical areas of capital formation and resources, liquidity management and investor relations. The Board believes that Ms. McClean’s insight and her board service, including global exposure and vision, international markets experience and understanding of financial accounting, finance and disclosure matters, well qualify her to continue serving as a member of the Board. Ms. McClean holds an A.B. in Fine Arts from Radcliff College.

MARY CATHERINE MORRIS

Age 56

Ms. Morris is the Senior Vice President and Chief Strategy Officer for Arrow Electronics, Inc., a leading global distributor of electronic components and computer products with more than $21 billion in revenues. Ms. Morris has served in this position since 2008 and leads strategic initiatives for Arrow, including global merger and acquisition activity. Prior to her current position, Ms. Morris was President of Arrow’s Enterprise Computing Solutions (ECS) business segment, with responsibility for managing Arrow’s computer products business in North America and Europe, and which doubled in size to over $5 billion in annual revenues under her leadership. Ms. Morris has over 25 years of experience in computer products and electronic components distribution and has held a number of senior leadership roles at Arrow, including Vice President of Support Services in North America, Vice President of Finance and Support Services for Arrow ECS, and Vice President of Corporate Development. Ms. Morris joined Arrow in 1994 through its acquisition of Anthem Electronics, where she served as Vice President of Finance and Corporate Controller. Prior to joining Anthem, Ms. Morris held various financial leadership roles in the banking and manufacturing industries.

The Board believes that Ms. Morris’ high level of strategic, operational and financial acumen, particularly in the electronics and advanced technologies industries well qualify Ms. Morris to serve as a member of the Board.

Ms. Morris has been recognized with numerous awards, including VARBusiness (2007) and CRN (2009) magazines naming her as one of the most powerful women in the technology channel and Top 100 Women. A member of YWCA’s Society of Women Achievers, she received her Bachelor’s degree in finance from Colorado State University and completed Harvard Business School’s General Management Program.

STEVEN R. SHAWLEY Director since 2010

Age 61

Mr. Shawley retired in November 2013 as the Senior Vice President and Chief Financial Officer of Ingersoll Rand, a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Mr. Shawley was named Chief Financial Officer of Ingersoll Rand in June 2008. Previously, he was Senior Vice President and President of the Climate Control Technologies Sector (2005 – 2008). Mr. Shawley joined Ingersoll Rand in 1997 through the acquisition of Thermo King, a business of Westinghouse Electric Corporation, where he was Vice President and Controller. In August of 2002, he was named President of Thermo King North America. and became President, Climate Control Americas (2003-2005). Mr. Shawley currently serves as a Director of Hubbell Incorporated. Mr. Shawley has an exceptional depth and breadth of operational and financial experience related to global diversified industrial products. He has had responsibility for all finance, information technology and treasury activities and served in numerous key financial positions with Westinghouse in a career that spanned over 20 years, including for major divisions and plants with broad financial and commercial responsibilities for operations throughout Europe, Asia and Latin America, as well as North America. The Board believes Mr. Shawley’s background and experience make him well qualified to serve on the Board. Mr. Shawley’s education includes a Bachelor of Science degree from the University of Virginia and a Master’s degree in business administration from the University of Pittsburgh.

CRAIG S. SHULAR Director since 2003 and Chairman of the Board since February 2007

Age 61

Mr. Shular retired as Chief Executive Officer and President and was elected executive Chairman of the Board in January 2014. He served as Chief Executive Officer and a director of GrafTech since January 2003 and served as President since May 2002. Mr. Shular also served as the interim Chief Financial Officer from December 2005 until May 2006 and again from April through July 2011. From 1976 through 1998, Mr. Shular held various financial, production, sales and senior business management positions at Union Carbide Corporation. He entered Union Carbide’s Management Development Program with its Carbon Products Division (GrafTech’s predecessor) after which Mr. Shular moved to Union Carbide’s Corporate Group and held several senior positions in the areas of business management, sales and marketing, operations, government relations, corporate internal audits, international finance, and accounting, serving assignments in Hong Kong, Indonesia, Singapore, Europe and the United States. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in January 1999, and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in February 2000 until August 2001. From August 2001 to May 2002, he served as Executive Vice President of GrafTech’s largest business—Graphite Electrodes. From May 2002 through December 2002, Mr. Shular served as Chief Operating Officer. Mr. Shular currently serves as a Director and audit committee member of Materion Corporation. He also serves on the board of Junior Achievement of Greater Cleveland and Nortec, both of which are non-profit organizations.

Mr. Shular joined our company as Chief Financial Officer at a time when the Company was in the midst of an extraordinary financial, legal and operational crisis. Drawing on his deep and broad global experience, he has since then been a driving force in growing our sales, organically and through acquisitions, optimizing our capital structure, reducing our debt, and generating stockholder value. His experience encompasses business management, sales and marketing, operations, government relations, internal audit, international finance and accounting, treasury, investor relations, mergers and acquisitions, insurance, cash management, foreign exchange risk management, pension fund administration and banking relations. Together with his Board service experience, the Board believes he is well qualified to continue serving as a member of the Board. Mr. Shular has informed the Company that it is his intention to serve as executive Chairman and a director until December 31, 2014. Mr. Shular holds a Bachelor of Science in business and marketing and an MBA in finance and accounting from the State University of New York at Buffalo. In 1990, Mr. Shular became a certified public accountant in the State of New York.

Information about the number of shares beneficially owned by each of the nominees and current directors appears below under “Security Ownership of Management and Certain Beneficial Owners.” There are no family relationships among any of the directors and executive officers of GrafTech. For additional information, see “Related Person Transactions.” None of the nominees named above was selected as a nominee pursuant to any arrangement or understanding between such nominee and any other person.

Director nominees are elected by a plurality of the votes cast by holders of outstanding shares.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE

FOLLOWING NINE DIRECTORS, EACH TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED: RANDY W. CARSON, MARY B. CRANSTON, THOMAS A. DANJCZEK, JOEL L. HAWTHORNE, HAROLD E. LAYMAN, FERRELL P. MCCLEAN, MARY CATHERINE MORRIS, STEVEN R. SHAWLEY, AND CRAIG S. SHULAR.

THE BOARD OF DIRECTORS

Structure of the Board

Under our by-laws, the Board fixes the size of the Board, so long as the number of directors is not less than three or more than fifteen. The Board currently consists of seven members, each of whom the Board has determined to be an independent director (within the meaning of the listing standards of the NYSE), except for Mr. Hawthorne and Mr. Shular, who are GrafTech employees. The Board has approved an increase in the number of directors to nine effective upon the election of directors at the Annual Meeting.

The Board has determined that, to be considered independent, an outside director may not have a material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining whether a material relationship exists, the Board considers, among other things, whether a director or a member of his or her immediate family received in any 12-month period during the past three years more than $120,000 in direct compensation from the Company (other than director fees and pension or other deferred compensation for prior service), whether the director has in the last three years been a Company employee (or whether a member of the director’s immediate family has in the last three years been a GrafTech executive officer), whether the director or a member of the director’s immediate family is or has been affiliated with a current or former auditor of GrafTech, and whether the director is or has been part of an interlocking directorate. The Board consults with GrafTech’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including those set forth in the listing standards of the NYSE.

The Board selects the Chairperson of the Board, or the Chairperson, following each annual meeting of stockholders. It is expected that Mr. Shular will be selected to continue as executive Chairman after the 2014 Annual Meeting until his previously announced departure date of December 31, 2014. Effective January 1, 2015, Ms. Cranston, who is an independent director and who has been our lead director since 2008, is expected to become our Chairperson.

Our Board has established three standing committees, the Audit and Finance Committee, or the Audit Committee, the Nominating and Governance Committee, or the Nominating Committee, and the Organization, Compensation and Pension Committee, or the Compensation Committee, and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under our Governance Guidelines and the committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE. Further, members of the Audit Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE, as required by the committee’s charter, and must include an audit committee financial expert within the meaning of the SEC rules. Our Board has determined that the three standing committees currently consist of members who satisfy such requirements.

Board Leadership Structure and Separation of Chair and CEO Roles

Our Board believes it is in the best interests of the Company and its stockholders that the Board make its own determinations, based on all of the then current facts and circumstances, regarding whether to separate the roles of Chairperson and Chief Executive Officer and whether the Chairperson, if not the Chief Executive Officer, should be an independent director. While separation of those roles relates to corporate governance, it also relates to succession planning and our Board believes it is in the best interests of GrafTech and our stockholders for the Board to make a determination with respect to this matter on a case-by-case basis as part of succession planning.

Upon Mr. Shular’s appointment as executive Chairman and Mr. Hawthorne’s appointment as our Chief Executive Officer in January 2014, the role of Chairperson of the Board and Chief Executive Officer were separated. As noted above, effective January 1, 2015, Ms. Cranston is expected to become our Chairperson, given her broad business, leadership and legal experience as described on page 12. Ms. Cranston has served, and is expected to continue to serve, as our independent presiding or lead director. Her responsibilities as lead director include presiding at all meetings of the Board at which the Chairperson is not present, including executive sessions of the independent directors, serving as a liaison between the Chairperson and the independent directors, reviewing information sent to the Board, consulting on Board meeting agendas and schedules, recommending meetings of the independent directors, and serving as liaison for communications with stockholders, employees and other interested parties (including those who are not stockholders or employees).

The Board believes the current leadership structure is appropriate given the Company’s and the Board’s current needs.

The Board’s Role in Risk Oversight

The Board and its committees are actively involved in overseeing the assessment and management of risk for the Company . The Board receives reports from each committee chair regarding the committee’s considerations and actions. The risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks, and on the Company’s processes regarding enterprise risk management. Our Governance Guidelines and Nominating Committee Charter provide, among other things, that the Board as a whole should possess as one of its competencies the ability to assess business risk.

Under principles articulated by the NYSE, it is the job of the Chief Executive Officer and senior management to assess and manage our Company’s exposure to risk, and our Audit Committee must discuss guidelines and policies to govern the process by which this is handled. The duties of our Audit Committee include, with respect to financial affairs, the identification, assessment and management of financial risks and uncertainties, such as:

•

Reviewing with management and the independent registered public accounting firm our financial reporting risk assessment and management policies and practices, including related corporate approval requirements and internal auditing systems, and initiatives to minimize related risks;

•	Discussing guidelines and policies to govern the process by which risk assessment and management is undertaken;

•	Reviewing with management our compliance with covenants under debt securities and credit facilities;

•	Reviewing contingencies that could reasonably be expected to have significant impact on financial performance or condition; and

•	Reviewing with the General Counsel all legal matters that could reasonably be expected to have a significant impact on financial condition or performance.

We maintain an internal audit function, which reports directly to the Audit Committee, to provide management and the Audit Committee with ongoing assessments of our risk management processes and system of internal control.

The Audit Committee Charter provides that the duty and responsibility of the Audit Committee and each of its members is one of oversight and neither the Committee nor any of its members has any duty or responsibility to, among other things, guarantee or provide other assurances that there are no financial risks or uncertainties or that such risks or uncertainties have been reduced or eliminated.

Meetings of the Board

Each director is expected to attend Board meetings and the meetings of those committees of the Board of which he or she is a member, and to spend the time necessary to properly discharge his or her respective duties and responsibilities. During 2013, the Board met seven times and each director who was then serving attended at least 75% of the total number of meetings of the Board and the committees of which he or she was a member. Directors are encouraged, but not required, to attend our annual meetings of stockholders. All of our current directors attended the 2013 annual meeting of stockholders.

Committees of the Board

A description of the functions of each standing committee is set forth below. A list of the members of each standing committee at March 17, 2014 and the number of meetings held in 2013 by each standing committee is also set forth below. All committees have the authority to retain and pay advisors and conduct investigations without further approval of the Board or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent registered public accounting firm, which is required to be retained by and be responsible directly to the Audit Committee.

Board and Committee Charters

The Board adopted our Governance Guidelines and a written charter for each committee that, at a minimum, are intended to satisfy the listing standards of the NYSE and that are reviewed by the Board annually. Our Governance Guidelines and charters cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which the Board or the appropriate committee should periodically consider undertaking. Each committee is authorized to exercise all power of the Board with respect to matters within the scope of its charter.

Our Governance Guidelines and each of the standing committee charters are available on our website at http://www.graftech.com/CORPORATE-INFO/Corporate-Governance.aspx. The information contained on our website is not part of this proxy statement.

Our Governance Guidelines and the committee charters are not intended to, and do not, expand or increase the duties, liabilities or responsibilities of any director under any circumstance beyond those that a director would otherwise have under applicable laws, rules and regulations.

Corporate Governance

Our Governance Guidelines provide, among other things, that:

•	a majority of the directors shall be independent within the meaning of the listing standards of the NYSE;

•

if a member of the Audit Committee simultaneously serves on an audit committee of more than three public companies, our Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee;

•	no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant;

•	the Board shall meet in regular sessions at least six times annually (including telephonic meetings and the annual retreat described below);

•

the Board shall have an annual extended retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

•	non-management directors will meet in executive session at least once annually.

Mr. Hawthorne and Mr. Shular are the only members of management who serve as GrafTech directors. All of our non-management directors are independent under NYSE listing standards. Our independent directors meet in executive session in connection with our regular Board meetings.

Communications with Non-Management Directors

Our Governance Guidelines require the Board, in consultation with the General Counsel, to establish a means for stockholders and employees to communicate with non-management directors and to disclose the name of the presiding director, who will ultimately receive such communication, and the means for such communication in the annual proxy statement. A majority of the non-management directors choose the director who presides at the meetings of non-management directors. Mary B. Cranston is currently serving as such presiding director.

Stockholders, employees and other interested parties (including those who are not stockholders or employees) may make any such communications to the presiding director and should direct them to M. Ridgway Barker, Kelley Drye & Warren LLP, 400 Atlantic Street, 13th Floor, Stamford, Connecticut 06901, (203) 324-1400 (phone), (203) 327-2669 (fax), and mrbarker@kelleydrye.com. Mr. Barker will forward all such communications to the presiding director if they relate to substantive matters and include suggestions or comments that he considers important for the presiding director to know. Generally, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances or communications which are repetitive or duplicative.

Code of Conduct and Ethics

We have had for many years a Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all employees, including senior executives and financial officers, as well as to all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE, as well as the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. A copy of our Code of Conduct and Ethics is available on our website at http://www.graftech.com/CORPORATE-INFO/Corporate-Governance.aspx. The information contained on our website is not part of this proxy statement. Only the Board or the Audit Committee may waive the provisions of our Code of Conduct and Ethics with respect to executive officers and directors. Any such waivers will be posted on our website.

Related Person Transactions

The Board recognizes that transactions, in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater stockholder, or an immediate family member of one of the foregoing) has a direct or indirect material interest, can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of GrafTech and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of GrafTech and its stockholders.

Under its Charter, our Audit Committee reviews, evaluates and, as appropriate, approves all transactions with affiliates (other than majority owned subsidiaries), related parties, directors and executive officers (other than with respect to compensation of directors or executive officers, which is addressed by the Compensation Committee).

The Board has adopted a Statement of Policy with respect to related person transactions that is administered by the Audit Committee. The Policy requires approval or ratification by the Audit Committee of any transaction involving the Company and any related person, other than a transaction between the Company and a related person:

•	that is available to all employees generally, including compensation and other related benefits resulting from employment with the Company;

•	involving less than $5,000 when aggregated annually with all similar transactions;

•	where the rates or charges involved are determined by competitive bids; or

•	that is otherwise excluded from reporting under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

At least annually, the Audit Committee must approve or disapprove related person transactions. The Statement of Policy provides that the factors to be considered by the Audit Committee may include: (i) whether the terms or conditions of the transaction are generally available to third-parties under similar terms or conditions; (ii) the level of the interest of or benefit to the related person; (iii) the availability of alternative suppliers or customers; (iv) whether the transaction would impair a director’s independence or limit a director’s ability to serve on any committee of the Board; and (v) the anticipated benefit to the Company.

If advance approval of a transaction is not feasible, the transaction will be considered for ratification by the Audit Committee. If a transaction relates to a member of the Audit Committee, that member will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee chair (provided he or she is not recused) or, if the chair is recused, another member of the Audit Committee, may pre-approve or ratify any related person transactions involving up to $100,000.

We also require each executive officer and director to annually provide us with written disclosure of any transaction to which we are a party and in which the officer or director or any of their immediate family members has a direct or indirect material interest. Our Nominating Committee and Audit Committee review our disclosure of related party transactions, both on an as needed basis and on an annual basis in connection with the preparation of our annual report and proxy statement.

Nathan Milikowsky served as a director of GrafTech through May 13, 2013. Mr. Milikowsky, certain members of his immediate family and certain entities in which he and members of his immediate family have interests were substantial equity owners of Seadrift and C/G prior to the acquisitions of those entities by the Company in November 2010. In connection with those acquisitions, Mr. Milikowsky, his immediate family members and those entities received a portion of the aggregate consideration paid to the equity holders of Seadrift and C/G, which was comprised of shares of common stock, cash and non-interest bearing senior subordinated notes due 2015 (the “Senior Notes”). Because the Senior Notes are non-interest bearing, they are subject to imputed interest each year, or interest that is considered by the IRS to have been paid for tax purposes pursuant to the Internal Revenue Code of 1986, as amended, or the Code. The Senior Notes held by Mr. Milikowsky, the members of his immediate family and those entities were subject to approximately $11.5 million of imputed interest in 2013.

Until November 30, 2013, Mr. Shawley, one of our directors, was an executive officer of Ingersoll Rand, a global diversified industrial firm with approximately $14 billion in annual sales and that, among other things, provides machinery and equipment of the type used in our business. As such, we have treated transactions with Ingersoll Rand under our Statement of Policy described above. In 2013, we purchased approximately $187,000 of products from Ingersoll Rand not otherwise excluded from the reporting provisions of Item 404 of Regulation S-K. The substantial majority of such purchases were for equipment and parts for a customized machine originally purchased from Ingersoll Rand prior to Mr. Shawley’s joining our Board. While the majority of the expenditures for such purchases were made after Mr. Shawley retired from Ingersoll Rand, our Audit Committee (with Mr. Shawley recusing himself) reviewed and ratified such purchases and concluded that there was no conflict of interest.

Compensation Consultant

As described under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” below, our Compensation Committee engaged Mercer (US) Inc., or Mercer, as its compensation consultant. The total amount of fees paid to Mercer for 2013 for executive compensation consulting services provided to the Compensation Committee was approximately $140,000. Mercer Limited (United Kingdom)

provided non-executive compensation related actuarial services to the trustees of a closed UK pension plan and Mercer provided other non-executive compensation services for surveys, retirement plan calculations and actuarial services in Mexico, France and the United States, and received an aggregate of approximately $185,000 for such services. Our management and, as to the UK pension plan, its trustees made the decision to engage Mercer and its affiliates for these non- executive compensation related services. Both the executive compensation consulting services and the non-executive compensation actuarial and administrative services were approved in accordance with applicable Company policies.

COMMITTEES OF THE BOARD

Audit and Finance Committee

The Audit Committee assists the Board in discharging and performing its duties and responsibilities with respect to the financial affairs of the Company. Without limiting the scope of such activities, the Audit Committee has authority and responsibility to:

•	select, retain, evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

•	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

•

review regularly with management, the director of internal audit and the independent registered public accounting firm, the audit report and related management letter, any audit problems, questions or difficulties, the disposition of all audit adjustments, and all significant financial reporting issues and judgments and management’s responses thereto;

•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

•

review with management and the independent registered public accounting firm all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under generally accepted accounting principles and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

•

meet at least once annually with management, the director of the internal audit department, the General Counsel and the independent registered public accounting firm in separate sessions to discuss any matters that any of them believe should be discussed privately;

•

assess the adequacy of codes of conduct, including codes relating to business integrity, ethics and conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto, and otherwise discharge its responsibilities with respect to the adoption, improvement and implementation of the code of conduct;

•	direct the establishment of procedures for the receipt and retention of, and the response to, complaints received regarding accounting, internal control or auditing matters;

•	direct the establishment of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

review and approve the Company’s decisions to enter into swaps and other derivatives and hedging transactions, and review and discuss with management applicable policies governing the use of swaps subject to the end-user exception.

No member of the Audit Committee serves as a member of an audit or similar committee of more than three public companies.

Organization, Compensation and Pension Committee

The Compensation Committee assists the Board in discharging and performing its duties and responsibilities with respect to management compensation and succession planning, employee benefits and director compensation. To the extent that the Compensation Committee deems appropriate or desirable, it may appoint one or more subcommittees and delegate to any such subcommittee the authority to make (including determining the terms and conditions of) grants or awards under, and to otherwise administer, bonus and incentive compensation plans and programs.

Without limiting the scope of such activities, the Compensation Committee has authority and responsibility to:

•

review and approve annually the goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation based on such evaluation;

•

review and evaluate annually the compensation (including incentive compensation) for other executive officers and review the compensation of other members of senior management and other employees generally and determine compensation for directors;

•	assess organizational systems and plans, including those relating to management development and succession planning, including contingency planning for unanticipated sudden developments;

•	administer stock-based compensation plans and such other programs as may be designated by the Board;

•	assess whether compensation programs present unreasonable risks;

•

be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant , legal counsel or other advisor (only after taking into consideration all factors relevant to their independence) retained by the Committee; and

•	review the Compensation Discussion and Analysis for inclusion in our proxy statement.

For a further discussion of the processes and procedures involved, please see “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating Committee assists the Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of the Board and other corporate governance matters. Without limiting the scope of such activities, the Nominating Committee has authority and responsibility to:

•	review candidates for nomination for election as directors submitted by directors, officers, employees, stockholders and others;

•	review at least annually the current directors of our Board to determine whether such individuals are independent under the listing standards of the NYSE and applicable SEC rules; and

•

review and report to the Board on a periodic basis with regard to matters of corporate responsibility, diversity and sustainability performance, including trends and impacts to our business of environmental, social and governance issues.

The Nominating Committee annually assesses the composition of our Board and its standing committees to determine whether they comply with requirements under our Governance Guidelines and committee charters, SEC rules, NYSE listing standards and applicable laws, and possess the core competencies, skills, qualifications and characteristics described above (see “Director Qualifications”). In addition, the Nominating Committee undertakes succession and other planning as to the future needs of the Company. The Nominating Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues, retained search firms, and other parties with whom we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Nominating Committee determines that a relatively near term need exists and if, following a preliminary review, the Nominating Committee believes that an individual may strengthen the core competencies and possess the skills, qualifications and characteristics described above, the Nominating Committee will contact the individual to ascertain his or her interest in serving us and obtain further information about and insight as to such individual. In connection therewith, the Nominating Committee typically reviews detailed resumes and reports, contacts references, conducts in- depth interviews and undertakes in-depth searches of public information. Based thereon and on the Nominating Committee’s evaluation of other potential nominees and the Company’s needs, the Nominating Committee determines whether to recommend nomination of the individual for election as a director.

There are no material differences in the manner in which the Nominating Committee evaluates nominees for election as a director whether recommended by a stockholder or otherwise recommended or known to the Nominating Committee. To submit a nominee for election as a director for consideration by the Nominating Committee, a stockholder must submit a written notice to that effect to our Secretary at our corporate headquarters. Any such notice must comply with the requirements under our by-laws and applicable laws. See “Other Information—When Are Stockholder Proposals for the 2015 Annual Meeting Due” and “What Information is Required for Stockholder Proposals and Nominations.”

Board Committee Membership Roster as of March 28, 2014

Name	Audit and Finance		Organization, Compensation and Pension		Nominating and Governance
Randy W. Carson			x	*	x
Mary B. Cranston			x		x
Harold E. Layman (1)	x		x
Ferrell P. McClean (1)	x				x	*
Steven R. Shawley (1)	x	*
Number of meetings in 2013	5		5		2

*	Committee Chairperson.

(1)	Messrs. Shawley and Layman and Ms. McClean have each been designated by our Board as an “audit committee financial expert” within the meaning of the SEC rules under the Sarbanes-Oxley Act of 2002.

Compensation Committee Interlocks and Insider Participation

None of Randy W. Carson, Mary B. Cranston or Harold E. Layman, the members of the Compensation Committee, served as an officer or employee of GrafTech or any of its subsidiaries at any time during or prior to 2013. During 2013, no executive officer of GrafTech served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit Committee reviews GrafTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm for 2013, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2013 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16. PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s communications with an audit committee concerning independence, and the Audit Committee has discussed with PwC that firm’s independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for 2013 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

AUDIT AND FINANCE COMMITTEE

Steven R. Shawley, Chairman

Ferrell P. McClean

Harold E. Layman

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

We have designed a compensation program for the named executive officers of GrafTech that is driven by our strategic goals and the primary principle of pay for performance. This section of the proxy describes the executive compensation program and explains the compensation policies and decisions of the Compensation Committee with respect to our named executive officers. The compensation program for this group primarily consists of a base salary, cash incentive awards and equity awards.

During 2013, the named executive officers were:

•	Craig S. Shular, Chairman, President and Chief Executive Officer;

•	Joel L. Hawthorne, Vice President, President Engineered Solutions;

•	Erick R. Asmussen, Vice President and Chief Financial Officer, beginning September 6, 2013;

•	Lindon G. Robertson, former Vice President and Chief Financial Officer, until September 5, 2013;

•	Petrus J. Barnard, Vice President, President Industrial Materials; and

•	John D. Moran, Vice President, General Counsel and Secretary.

Executive Summary

Compensation Framework

We provide an executive compensation program that is focused on promoting performance and maximizing long-term stockholder value. The design and operation of the program reflect the following objectives:

•

driving long-term financial and operational performance that will deliver value to our stockholders including through incentives that drive return based performance, propel growth, and increase stockholder value;

•	attracting and retaining talented executive leadership;

•	providing competitive pay opportunities relative to the executive’s position in the relevant market and within the Company;

•	motivating executives to achieve or exceed Company and individual performance goals that are established at a high standard; and

•	aligning the interests of our executives with those of our stockholders by encouraging equity ownership.

Our executive compensation program emphasizes pay for performance through annual cash incentive and long-term incentive programs, which collectively are the majority of our named executive officers’ targeted annual compensation. The annual incentive plan and a substantial portion of our long-term incentive plan only provide value if specific financial and performance goals that require diligent management focus and significant effort are achieved, including long-term incentives that our relative EPS growth performance equals or exceeds the performance of our Performance Peer Group described below. In addition, our executives also receive base salaries set by competitive market data, individual performance and other factors, as well as retirement savings and other limited benefits.

Performance Summary

Over the past decade, we have accomplished a significant transformation. Our management team has responded to challenging economic conditions by focusing on strong performance, optimization of our capital structure, financial flexibility, and building a low cost, global business model. Our business model is focused on maximizing sustainable competitive advantages.

Despite the challenges faced in 2013, primarily in a difficult market environment in our Industrial Materials segment, we made progress as we navigated through a cyclically low period in our industry, including several strategic decisions that allowed us to significantly improve our cost structure and enhance our global competitiveness. In our Engineered Solutions segment, we continued to provide innovative graphite solutions, which helped us achieve 16 percent growth and record sales. In response to difficult market conditions, we decreased headcount, froze salaries, and reduced discretionary expenses, working capital and planned capital expenditures.

Summary of key actions we took in 2013:

•

Announced global initiatives to significantly improve GrafTech’s competitive position to drive operating efficiencies, global competitiveness and shareholder value, primarily in our Industrial Materials segment.

•	Reduced selling and administrative expense by 18 percent (adjusted for pension accounting) from prior year.

•	Implemented LEAN and procurement initiatives in 2013 expected to generate savings of $20 million or more in 2014.

•	Reduced working capital by $32 million compared to the prior year, primarily driven by decreases in inventory and accounts receivable.

•	Generated net cash provided by operating activities of $117 million versus $101 million in 2012.

•	Lowered capital expenditures by $41 million compared to 2012.

We have built an advantaged, backward integrated, low-cost business model supported by a solid capital structure, which we believe positions us well to capitalize on future growth opportunities.

Since November 2010, we have completed four acquisitions in both our Industrial Materials and Engineered Solutions business segments, furthering our strategic goals of continued and sustainable growth. We are expanding our Engineered Solutions segment into new growth markets and achieved a record $257 million of segment sales in 2013, an increase of 16 percent year-over-year. We have been awarded seven R&D 100 Awards in the last 11 years and are leveraging our portfolio of approximately 723 patents.

We have also returned significant capital to shareholders. From December 2011 through July 2012 we bought back 8.2% of our outstanding shares. We also announced a new 10 million share buyback program in July 2012. We have built a strong balance sheet and achieved nine straight years of positive operating cash flow generating an aggregate of over $1.1 billion.

Summary Analysis of Competitive Levels of Pay, Dilution, and Stock Ownership Guidelines

In its 2013 review of the compensation levels of our named executive officers and use of our stock as incentives, Mercer, the Compensation Committee’s independent compensation consultant, concluded that:

•

in the aggregate, our base salary levels and target total cash compensation are at approximate market median levels compared to our Compensation Peer Group, although some variability exists from position to position;

•

total direct compensation opportunities for the named executive officers are competitive with market levels at 92% of the market median, compared to 95% in the prior year’s analysis; we generally consider compensation to be competitive if it falls within a range of 90% to 110% of the market median for base salary and total target cash compensation and 85% to 115% for total direct compensation;

•	our dilution and run rate levels are appropriate versus the Compensation Peer Group with both at or below the 25th percentile; and

•	our named executive officers currently comply with applicable ownership guidelines we have in place and those ownership guidelines are generally aligned with Compensation Peer Group levels.

2013 Compensation Decisions

The following highlight the Compensation Committee’s key compensation decisions for 2013:

•

As a countermeasure to address the difficult global economic conditions we faced in 2013, management recommended, and the Board and the Compensation Committee determined to make, no upward adjustments to the named executive officers’ salaries in 2013. This is the second consecutive year that no such upward adjustments have been made.

•

We established stretch goals for our 2013 annual ICP bonus program that were approved by the Compensation Committee and the Board February 2013. At management’s recommendation, the Compensation Committee approved an annual bonus program for 2013 under which payouts upon achievement of target under the annual business plans would be at a 0.5 times targeted compensation level instead of the 1.0 times targeted compensation level as has been historically used. Correspondingly, threshold payout was reduced from 50% to 25%. This recommendation was based on the challenging economic environment the Company was facing and in recognition that the annual business plan targets were lower than actual 2012 results. The Compensation Committee also approved management’s recommendation of a 0.25 payout for achievement of threshold performance to reflect the global economic volatility and intent to avoid circumstances where it becomes clear early in the year that payout may be doubtful due to economic conditions. Our 2013 performance resulted in no payouts for the named executive officers, other than for Mr. Hawthorne whose bonus was based in part on the performance measures of the Engineered Solutions segment.

•

In connection with equity awards granted in 2013, the Board and the Compensation Committee, with the assistance of Mercer, reviewed current incentive pay practices, analyzed survey data, and took into consideration feedback from institutional investors. Incentive compensation programs continue to emphasize our objectives of return based performance, propelling growth, and increasing stockholder value. To promote management’s continued alignment with our stockholders’ interests, the Board and the Compensation Committee granted awards that placed substantial weight on pay for performance:

•

awards granted to our named executive officers in November 2012 and November 2013 included a mix of stock options (20%), restricted stock units (30%) and performance share units (50%). By comparison, in each of 2011 and 2010, awards to our named executive officers included a mix of stock options (30%), restricted stock units (30%) and performance share units (40%);

•

performance measures for awards granted in 2013 were based on EPS growth (40%) measured against our Performance Peer Group and ROIC (60%). Performance measures for awards granted in 2012 were based on ROIC (60%) and EPS growth (40%) measured against our Performance Peer Group. By comparison, performance measures under performance share unit awards granted in 2011 were based on Revenue (40%) and EBITDA (60%) growth over the three-year period measured against our Performance Peer Group;

•

we adopted performance measures we used for our 2013 and 2014 ICP/annual bonus program based on EBIT/Operating Income (50%) and Free Cash Flow (50%). By comparison, our 2012 annual incentive program’s performance measures were based on EBITDA (75%) and operating cash flow (25%).

2013 Stockholder Vote on Executive Compensation

At the 2013 annual meeting of stockholders, in connection with a non-binding advisory vote by stockholders, our executive compensation was approved by 82% of the votes cast.

Reaction to Shareholder Say on Pay Vote

In connection with reviewing our executive compensation programs for 2014, the Compensation Committee considered the favorable results of the advisory votes from our 2012 and 2013 annual meetings of stockholders, as well as feedback from institutional investors. Taking those considerations into account, to emphasize our objectives of return based performance, propelling growth, and increasing stockholder value, and to further align management’s interests with our stockholders’ interests, the Board and the Compensation Committee made the changes in the performance measures for performance share units and ICP/annual bonus program described under “2013 Compensation Decisions” above. Beginning with equity grants awarded in November 2012, the performance measures of our performance share units were changed to ROIC and EPS growth measured against our Performance Peer Group because the Compensation Committee believes that ROIC and EPS are a more comprehensive measure of the Company’s performance since, among other things, the full impact of acquisitions and capital allocation decisions are reflected in those performance measures. In 2013, to put a greater emphasis on improving growth in our ROIC rates, the ROIC measure was modified to establish an absolute target rather than a relative measure against the Performance Peer Group. The 2013 ICP performance measures were changed to EBIT (50%) and Free Cash Flow (50%). The 2014 ICP performance measures have been changed to Operating Income (50%) and Free Cash Flow (50%). The Compensation Committee believes EBIT and Operating Income are both widely accepted methods of measuring profitability and Free Cash Flow is directly linked to key operating activities that impact financial stability.

Beginning with equity awards granted in 2012, the Board and the Compensation Committee also made the changes in the mix of awards and in the performance measures for the performance share units described above to place further emphasis on pay for performance and focus the management team on returns to shareholders. The Committee put a heavier weight on the performance share unit component of the equity award to reflect that pay for performance is a key element of our compensation philosophy and having more pay at risk further motivates the GrafTech team to excel in its performance.

The Compensation Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, that reward those executives for the achievement of short-term and long-term performance, that support our other executive compensation objectives, including long-term career development and retention goals, drive return based performance, propel growth, and increase stockholder value, and that take into consideration feedback from our investors.

Executive Compensation Philosophy and Approach

Our stated philosophy is to provide market competitive pay for achieving targeted results. We target named executive officer total direct compensation packages that are competitive against the median compensation for equivalent positions with other global corporations of comparable size and complexity that comprise our Compensation Peer Group described below under “Peer Groups—Compensation Peer Group.” We believe that a median target provides a sufficiently competitive compensation opportunity to attract, retain and motivate our executives in a manner that enhances stockholder value. We also emphasize a pay-for-performance approach and structure our compensation program so that a significant proportion of total compensation is variable in the form of annual and long-term performance-based incentive compensation. The majority of the annual total direct compensation opportunity of our current named executive officers is “at risk” as illustrated (based on 2014 base salaries and incentive targets) by the following table:

Total Targeted Direct Compensation

	Salary	ICP	LTIP
Craig S. Shular	19%	19%	62%	100%
Joel L. Hawthorne	19%	19%	62%	100%
Erick R. Asmussen	32%	21%	47%	100%
Petrus J. Barnard	32%	21%	47%	100%
John D. Moran	35%	20%	45%	100%

Our performance measures are set at target levels that are expected to be achieved, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. Our named executive officers are required to devote significant effort and produce significant results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions.

We also evaluate individual performance based on pre-established criteria, which we use in establishing base salary levels and for making negative adjustments to annual incentive awards. A portion of our long-term incentive opportunities are equity awards that realize value based on performance over a designated period. We believe that these criteria align the interests of our named executive officers with the interests of GrafTech and its stockholders and that achievement of the criteria will enhance stockholder value. Specifically, the Compensation Committee reviews: the competitiveness of the current compensation levels of our named executive officers; our pay and performance relative to those of our peer organizations; typical market practices surrounding short- and long- term incentive programs; dilution and run-rate levels at GrafTech and our peer organizations; and our share ownership guidelines compared to peers.

We encourage retention and long-term value creation by offering long-term incentives that can be earned or vested over several years as well as a competitive package of benefits. In order to align our key executives’ interests with those of our stockholders, we grant equity interests and encourage ongoing stock retention by our named executive officers, all of whom are subject to minimum ownership guidelines.

The Compensation Committee reviews the following compensation elements for each named executive officer: base salary; annual and long-term incentive compensation levels; retirement; health, life, and disability insurance; and vacation. The Compensation Committee considers each individual named executive officer’s level and complexity of responsibility, experience and skills, and performance in his or her position over time in considering changes to that named executive officer’s total compensation opportunity. Our management provides the Compensation Committee with tally sheets that include an analysis of the total compensation paid to, and other information with respect to, each named executive officer and information concerning the performance of such named executive officer. The tally sheets are used to benchmark the named executives’ compensation against the Compensation Peer Group. Together with evaluations of the executives’ performance, the tally sheets are also used to develop recommended compensation actions for changes in base salaries and alignment of annual and long-term incentive grant levels. In determining each named executive officer’s compensation package, the Compensation Committee reviews management’s recommendations, considers how each element of compensation as well as the total compensation package compare with the market median for the named executive officer, the named executive officer’s performance and the Company’s internal pay equities. Chief Executive Officer compensation is determined by the Compensation Committee in consultation with Mercer.

Compensation Consultant

The Compensation Committee followed a careful selection process before it retained Mercer in 2009 as its third-party consultant on executive compensation matters to serve at the sole pleasure of the Compensation Committee and work with the Committee and management on the organization, strategy, structure and effectiveness of our executive compensation program. After each candidate had an opportunity to review our executive compensation plans, analyze compensation data, and conduct interviews with our named executive officers and members of the Compensation Committee, they provided a pay-for-performance analysis of our compensation program along with their recommendations with respect to the overall design of our executive compensation program.

The Compensation Committee has engaged Mercer each year since 2009. Mercer has assisted the Compensation Committee in its process of reviewing the peer group of companies used to benchmark pay practices and the peer group against which our long-term performance incentives are measured, reviewing the compensation programs of members of the peer groups and making recommendations and providing detailed analysis of, and advice with respect to, the compensation of our named executive officers and the overall effectiveness of our executive compensation program, as described in more detail below.

In connection with the Compensation Committee’s most recent engagement of Mercer for compensation advisory services, and in accordance with the rules issued under the Dodd-Frank Act, each of the following independence factors was considered:

•	The provision of other services to the Company by Mercer and its affiliates;

•	The amount of fees received from the Company by Mercer and its affiliates, as a percentage of it and its parent company’s consolidated total revenue;

•	The policies and procedures adopted by Mercer and its affiliates that are designed to prevent conflicts of interest;

•	Any business or personal relationship of our Mercer consultants with a member of the Compensation Committee;

•	Mercer and our Mercer consultants’ ownership of the Company’s stock; and

•	Any business or personal relationships between the Company’s executive officers and our Mercer consultants, Mercer, and Mercer’s parent company.

The Compensation Committee concluded that there was no conflict of interest associated with its engagement of Mercer.

Peer Groups

When determining an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at comparable companies, which we refer to as our “Compensation Peer Group”, as well as the role the executive is expected, and should be able, to play in achieving our short- and long-term goals. The Compensation Peer Group and Performance Peer Group have been constructed to include organizations of comparable size, revenue, assets, employees, market capitalization, complexity, business focus and geographical scope.

Compensation Peer Group

The Compensation Peer Group currently consists of 18 publicly-traded companies in industries similar or related to our own and with revenues comparable to our historical revenue level. Our Compensation Peer Group is adjusted from time to time to reflect the impact of mergers, acquisitions, or other significant events to ensure the reference companies continue to meet the established criteria for comparison.

In 2013, we made changes to more closely align the Compensation Peer Group with GrafTech’s size and to help ensure that our Compensation Peer Group is appropriate for benchmarking our executive compensation as well as comprising a meaningful component of our Performance Peer Group. Accordingly, we removed from the Compensation Peer Group certain larger companies (AMETEK, Inc., Hubbell Incorporated, Pentair, Inc. Roper Industries, Inc., and Valmont Industries, Inc.) to bring the desired range of peer company revenues to 50% to 200% of GrafTech’s annual revenues. We added three new companies and moved five companies, from the additional companies that were previously only included in our Performance Peer Group, to our Compensation Peer Group. These new members meet the established criteria of the Compensation Peer Group.

The 2012 median revenue of the Compensation Peer Group was $1.5 billion (based on revenues reported in each company’s annual report on Form 10-K) compared to our 2012 revenue of $1.2 billion. The 2013 Compensation Peer Group consisted of the following:

Acuity Brands, Inc.**	IDEX Corporation
Actuant Corporation **	Materion Corporation
Amkor Technology, Inc.	MKS Instruments, Inc.
Belden Inc.*	Nordson Corporation
Carpenter Technology Corporation	Polypore International, Inc.**
Encore Wire Corporation**	Powell Industries, Inc.**
Enersys*	Watts Water Technologies, Inc.*
Ferro Corporation	Woodward Inc.
Franklin Electric Co, Inc.
Hexcel Corporation

*	Added to Compensation Peer Group.
**	Moved from Performance Peer Group additional companies to Compensation Peer Group.

Performance Peer Group

In 2009, we adopted an “expanded peer group” against which to measure our long-term incentive plan performance and which we refer to as our Performance Peer Group. Our Performance Peer Group is comprised of our Compensation Peer Group plus 11 additional companies that are primarily engaged in the design, manufacture, and supply of electrical equipment. While the majority of our revenue is derived from our Industrial Materials segment, which sells products for applications in the steel and various other ferrous and nonferrous metals industries, upon consultation with Mercer, we reviewed and selected additional peer group companies for inclusion in our Performance Peer Group that are more aspirational in the sense that their performance generally has been or, we believe, is anticipated to be superior to the steel and metals industries. We also believe a larger Performance Peer Group eliminates some of the outliers in terms of extreme positive or negative performance.

The identity of the additional companies included in our Performance Peer Group is adjusted from time to time to reflect the impact of mergers, acquisitions, or other significant events to ensure the reference companies continue to meet the established criteria for comparison. As noted above under “Compensation Peer Group,” in 2013, we moved five companies, from the additional companies that were previously only included in our Performance Peer Group, to our Compensation Peer Group. In addition to the peers included in our Compensation Peer Group, the Performance Peer Group includes the following 11 companies in the electrical equipment industry with 2012 revenues ranging from approximately $821 million to $3.4 billion:

A. O. Smith Corporation	First Solar Inc.
Barnes Group Inc.	International Wire Group, Inc.
Brady Corporation	Mueller Water Products, Inc.
Crane Co.	Regal-Beloit Corporation
Donaldson Company Inc.	SunPower Corporation
Entegris, Inc.

Structure of Executive Compensation Program

Components

We believe that our executive compensation program, each element alone and in total, effectively achieves our objectives. The primary elements of our executive compensation program, which are key to the attraction, retention and motivation of our named executive officers, are shown in the following table.

Element	Objective	Key Features
Base Salary

•     Values the competencies, skills, experience and performance of individual executives.

•     Attracts and retains executive talent by providing a fixed level of compensation that is financially stable and not “at risk.”

• Targeted at the median of our Compensation Peer Group, since we strive to have the majority of executive officer pay “at risk” and tied to Company performance.

Executive Incentive Compensation Plan (“Executive Plan” or “ICP”)

•     Provides competitive incentives to executive officers by having a portion of their annual compensation dependent upon annual performance and “at risk.”

•     Motivates and rewards executives for the achievement of targeted financial and strategic operational goals.

•     Our annual bonus plan, which provides for annual awards targeted at market median, which may be paid in cash, common stock, or a combination of cash and common stock based upon the attainment and certification of certain performance measures established by the Compensation Committee over the applicable performance period. Amounts earned will vary, based on actual results achieved.

•     For 2013, the performance measures were EBIT (50%) and Free Cash Flow (50%).

•     For 2014, the performance measures have been changed to Operating Income (50%) and Free Cash Flow (50%).

Element	Objective	Key Features

2005 Equity Incentive Plan (“Equity Incentive Plan,” “2005 Plan” or “LTIP”)	• Retain executive officers and align their interests with those of stockholders. • Motivate and reward executives for the achievement of long-term financial goals and creation of stockholder value.

•     Awards targeted at market median award levels. Grants in 2013 included a mix of time-based awards that vest ratably over, or at the end of, a three-year period and performance-based awards:

•     stock options,

•     restricted stock units, and

•     performance share units.

•     For 2013 performance share unit awards, our performance will be based on EPS growth (40%) measured against the Performance Peer Group and ROIC improvement (60%) over the three- year performance period.

Retirement Savings Plan	• Provide competitive market-based retirement savings benefits in a tax- efficient manner.	• Broad-based plan under which we make matching contributions that vary, based on the employee’s contribution, on eligible earnings up to the Code limit of $260,000 for 2014.

Compensation Deferral Plan	• Provides savings in a tax-efficient manner.	• Matching contributions that are comparable to the Retirement Savings Plan on eligible earnings in excess of the Code limit of $260,000 for 2014.

Health, Welfare, and Other Benefits	• Attract and retain key executives by providing competitive health, welfare and other benefits.	• Generally, benefits are made available to executive officers on the same basis as benefits are made available to other eligible employees.

Performance measure definitions

For purposes of our incentive compensation plans:

•	“EBIT” means earnings before interest and taxes;

•	“EBITDA” means EBIT before depreciation and amortization;

•	“EPS” means earnings per share;

•	“Free Cash Flow” means cash flow from operations after capital expenditures;

•	“Operating Income” means net sales less cost of sales, research and development costs, and selling and administrative costs; and

•	“ROIC” means return on invested capital.

The foregoing definitions are subject to and qualified by reference to the calculation methods set forth in the applicable plan, Compensation Committee minutes and related documents. Our calculation methods for these performance measures provide for certain adjustments to the foregoing definitions including the inclusion or exclusion of certain special items not specifically mentioned above, which may differ from performance period to performance period.

Base Salaries

We provide base salaries to our named executive officers that we believe are competitive to attract and retain key executive talent and to provide a compensation component that is financially stable. Base salaries for our named executive officers are targeted at the market median of the Compensation Peer Group, with individual variations based on job scope, tenure, promotions, retention risks, and performance. Base salaries also form the basis for calculating other compensation opportunities for our named executive officers. For example, an executive’s base salary is used to determine each executive officer’s annual and long-term incentive opportunity levels and is included in the formula for calculating severance benefits in the event of termination of the executive’s employment in connection with a change in control.

Year-to-Year Base Rate Annualized Salary Changes

In 2013, the Compensation Committee, with assistance from Mercer, assessed the competitiveness of the base salaries of our named executive officers. Mercer provided the Compensation Committee with a detailed analysis of their executive compensation review of our named executive officers. This executive compensation review and analysis showed that, although several of our named executive officers’ base salaries were below market median, in the aggregate our named executive officers’ base salary levels approximate market median levels. Mercer generally considers base salary and total cash compensation to be competitive if it falls within a range of 90% to 110% of the market median for base salary. As noted above, for the second consecutive year, in light of the challenging economic environment and at management’s recommendation, the Compensation Committee decided not to provide any salary increases in 2013 for our named executive officers.

Short-Term Incentives through the Executive Incentive Compensation Plan

The purpose of the Executive Incentive Compensation Plan, or the ICP or annual ICP, is to provide competitive incentives to executive officers by having a portion of their annual compensation dependent upon annual performance and to motivate and reward executives for the achievement of targeted financial and operational goals that create stockholder value.

Under the annual ICP, payments may be made in cash or stock or a combination thereof, assuming applicable performance measures are achieved and individual criteria satisfied.

Based on 2013 performance, no bonuses were paid to our named executive officers other than to Mr. Hawthorne, whose incentive was based in part on the performance measures of the Engineered Solutions segment.

Named Executive Officer	Threshold($)	Target($)	Maximum($)	Actual($)	Actual as % of Target
Craig S. Shular	200,000	800,000	1,920,000	—	0%
Joel L. Hawthorne	48,750	195,000	468,000	22,230	11.4%
Erick R. Asmussen (1)	61,000	244,000	512,000	—	0%
Lindon G. Robertson (1)	65,000	260,000	624,000	—	0%
Petrus J. Barnard	62,500	250,000	600,000	—	0%
John D. Moran	44,000	176,000	422,400	—	0%

(1)	The ICP threshold, target, and maximum figures for Messrs. Robertson and Asmussen are based upon full year award opportunity for their position as a named executive officer. Actual awards, if any, are prorated based upon their time in job and reflect the extent to which payout is made with respect to each individual performance measure.

Our performance measures for our annual ICP are set at target levels that are expected to be achievable, but represent a level of difficulty that requires diligent management focus and attention and does not ensure value if our stretch performance objectives are not attained. For 2013 the threshold payout opportunity was lowered from 50% of target to 25% of target. Threshold, target and maximum amounts represent the sum of the threshold, target and maximum amounts of each respective performance measure, which for 2013 were EBIT (50%) and Free Cash Flow (50%). We intend that our named executive officers are required to devote significant effort and produce meaningful results to attain payment for performance at, or above, our goals. Annual incentives include business unit objectives for positions that require the management of business units and corporate objectives for other positions.

ICP Target Opportunities

Annual incentive award targets for our named executive officers are established to drive achievement of stockholder return objectives. The Compensation Committee aims for total cash compensation to be at market median levels. Based on Mercer’s benchmarking analysis against the Compensation Peer Group, the target level for 2013 ICP was set at an amount between 55% and 100% of a named executive officer’s actual base salary. For 2014, the percentages of compensation target levels are the same as in 2013.

ICP Performance Measures for 2013

The performance measures for 2013 were EBIT and Free Cash Flow. We believed that by achieving profitability objectives and maximizing our cash flows, we would deliver enhanced financial performance and return on shareholder value and be in the best position to capitalize on growth opportunities. We identified these performance measures as key elements in our business strategy to drive profitable growth, and, accordingly, based 2013 awards under the ICP on the level of their achievement.

Annual bonuses under our ICP were earned with respect to the 2013 performance of our Engineered Solutions segment based on its Free Cash Flow, which was above the threshold level. The 2013 incentive targets for Messrs. Shular, Asmussen, Robertson and Moran were based on our total company threshold, target and maximum performance measures. The 2013 incentive targets for Messrs. Barnard and Hawthorne were based 40% on total company results and 60% on their respective operating segment results.

Company-as-a-Whole Performance Measures	Weight (%)	Threshold	Target($) (in millions)	Maximum	Actual
EBIT	50	64	104	144	49
Free Cash Flow	50	20	53	85	15
Total	100

ICP Performance Measures for 2014

For 2014, Mercer recommended, and the Compensation Committee approved, performance measures that correlate with our continued focus on growth. Accordingly, the ICP performance measures for the 2014 performance period will be based on Operating Income (50%) and Free Cash Flow (50%). We believe that Operating Income is a generally accepted method of measuring operational profitability. Management uses Operating Income as well as other financial measures in connection with its decision-making activities. We believe that generation of Free Cash Flow is directly linked to key operating activities that impact financial stability and allow a company to pursue opportunities that enhance shareholder value. We believe that these measures are key elements in our business plan to drive profitable growth in order to create additional shareholder value in coming years.

The maximum amount payable is based on 240% of the named executive officer’s targeted bonus. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive officer’s targeted incentive, based on the achievement of performance measures, individual performance, and other factors that the Compensation Committee deems relevant in determining the amount payable.

In addition, we subjectively consider the following attributes on an individual basis to determine whether any awards should be adjusted downward, which adjustment would be permissible and still allow the awards to not be subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code:

•	contribution to the generation of free cash flow and achievement of stated annual objectives;

•	excellence in our core competencies—customer focus, drive for results, ethics, values and peer relationships;

•	delivery on business plan commitments;

•	adaptability to change;

•	commitment to continuous improvement and our guiding principles;

•	efficiency and effectiveness of execution;

•	health, safety, and environment excellence—safety statistic performance and follow through on applicable audit action plans;

•	leadership—demonstrates strong leadership and seizes opportunities to lead;

•	Sarbanes-Oxley compliance;

•	teamwork;

•	active participation in LEAN/six sigma and continuous improvement activities; and

•	special accomplishments and strong initiative.

Long-Term Incentives through Management Stock Ownership

We believe that compensation in the form of stock-based awards helps create a culture focused on long-term stockholder value.

Our Equity Incentive Plan is designed to:

•

provide rewards for the achievement of financial and strategic goals and stockholder value, including through incentives that drive return based performance, propel growth, and increase stockholder value;

•	encourage retention of our top performers;

•	reward our top leaders—those who have the ability to make a material difference in our Company; and

•	align management’s interests with those of our stockholders by aligning rewards with growth in stockholder value.

Awards granted to our named executive officers are determined based on their levels of responsibility, ability to make a positive impact on GrafTech, current or new positions, current base salaries, and salaries and other compensation offered by other similarly situated companies for individuals in equivalent positions. These awards are consistent with our pay-for-performance principles because they are designed to focus the attention of executives on strategic and performance goals spanning more than the current year, and to align the interest of executives with our goal of creating long-term stockholder value. The primary difference between units versus shares is that units represent a promise to pay, provide tax efficiencies for international employees, and do not carry the right to vote or receive dividends.

Our Compensation Committee has adopted a practice of granting equity incentive awards to our named executive officers and other members of our global management team at the Committee’s last meeting of the year, the date of which was established in the preceding calendar year. We have adopted a portfolio approach to equity, as recommended by Mercer, that is consistent with practices within our Compensation Peer Group. This approach includes a mix of (i) time-based stock options, (ii) time-based restricted stock units, and (iii) performance share units.

In each of 2009, 2010 and 2011, the Compensation Committee granted awards to our named executive officers that include a mix of stock options (30%), restricted stock units (30%) and performance share units (40%). The mix of our November 2012 and November 2013 awards to our named executive officers was changed to stock options (20%), restricted stock units (30%) and performance share units (50%) to put a heavier weight on the performance share unit component to reflect that pay for performance is a key element of our compensation philosophy and having more pay at risk motivates the GrafTech team to excel in its performance.

The stock options and restricted stock units vest ratably on each of the first three anniversaries of grant. Performance share units are measured and earned on the basis of performance over a three-year period, cliff vest after the end of the performance period, and are payable in shares of common stock after completion of the performance period to the extent earned.

In March 2013, the Compensation Committee granted time-vested restricted stock units to Mr. Hawthorne that vest ratably on each of the first three anniversaries of grant in recognition of his leadership and support of our strategic growth initiatives, particularly in our Engineered Solutions segment.

Performance Share Unit Awards—2010—2013

In selecting performance measures for the performance share units, the Compensation Committee determined, in consultation with Mercer, that the Equity Incentive Plan should provide rewards for successful, profitable growth over a three-year time horizon and that the best way to measure GrafTech’s success was through relative performance versus our Performance Peer Group.

For awards made in December 2010, potential payouts, which would have vested on March 31, 2014, were based 40% on revenue growth and 60% on operating income growth computed based on EBIT. Based on actual performance, which was certified by the Compensation Committee, no shares were earned under the 2010 grant.

The performance measures for the December 2011 awards consist of EBITDA growth (60%) and revenue growth (40%) as measured against the Performance Peer Group. All growth numbers reflect a percentage change from the start of the three- year performance period until the end of the performance period. All performance is measured using published financial information in each peer company’s annual report.

The performance measures for the performance share units granted in November 2012 are based on ROIC (60%) and EPS growth (40%) as measured against the Performance Peer Group. The performance measures for the performance share units granted in November 2013 are based on EPS growth (40%) as measured against the Performance Peer Group and ROIC improvement (60%) over three one-year performance periods. The EPS performance measure is based on the compound annual growth rate (“CAGR”) in our EPS over the performance period, as measured against the Performance Peer Group.

The applicable performance target for the EPS growth measure and each particular ROIC improvement performance year was established in writing by the Compensation Committee within the first 90 days of the commencement of the three-year performance period and attainment of the performance targets are subject to certification by the Compensation Committee. On November 21, 2013, the EPS performance measures were established and on March 21, 2014 the ROIC growth performance measures were established for the three-year performance period. Performance share unit awards are leveraged with payouts of 50%, 100%, and 200% at threshold, target, and maximum, respectively.

The EPS performance measure is based on the compound annual growth rate (“CAGR”) in our EPS over the performance period, as measured against the Performance Peer Group. Threshold payouts based on EPS growth are earned at 30th percentile performance (35th percentile performance for the December 2011 grant), target at 50th percentile performance, and maximum at or above 75th percentile performance (when compared to the performance of the Performance Peer Group), and amounts are pro-rated between 50% and 200% payouts based on pro-rated performance. Further, with respect to the 2011 grants, if EBITDA growth does not achieve at least 35th percentile performance, no awards will be earned for the revenue growth component.

If the annual performance target for a particular year is not achieved for the ROIC improvement performance measure, then one-third of the ROIC growth component of the applicable award will be forfeited. Subject to applicable terms of the award agreements, the 2013 awards also have a service vesting component, and do not vest until March 2017. Awards, including installments previously earned, are forfeited if the executive’s employment terminates before vesting occurs (except in the case of certain terminations and a change in control, in which case all or a portion of the award may continue to vest).

2013 Performance Share Units	ROIC Performance Measure	Percentages in this Column Apply to 60% of the Target Award*	EPS CAGR Performance Measure	Percentages in this Column Apply to 40% of the Target Award*
Level of Performance Achieved During Performance Period	ROIC growth for Performance Period	Resulting Performance Shares Earned	Rank in Peer Group for EPS CAGR for Performance Period	Resulting Performance Shares Earned

Threshold	80% of target	50%	30th Percentile	50%

Target	100% of target	100%	50th Percentile	100%

Maximum	130% of target	200%	75th Percentile	200%

*	Meaning 60% or 40%, respectively, of the number of performance shares granted under the target award.

The Performance Peer Group against which we measure relative performance under the performance share units currently includes the 18 Compensation Peer Group companies used in the compensation benchmarking for named executive officers, as well as the additional 11 companies primarily in the electrical equipment industry. See “Peer Groups” above.

Retirement and Welfare Plans

Pension Plan

We previously froze our defined benefit plans, including the GrafTech International Holdings Inc. Retirement Plan, or our Retirement Plan, and no additional benefits are accruing under the plans, although benefits previously accrued under the Retirement Plan will still be payable from the Plan when due. See “Pension Benefits at Fiscal Year-End December 31, 2013” below for a description of the Retirement Plan and benefit formulas.

Retirement Savings Plan

We provide retirement savings opportunities through our defined contribution plans. We maintain the Savings Plan, which is intended to be qualified under Section 401(a) of the Code. The Savings Plan permits employees to contribute up to 50% of their compensation on a pre-tax or after-tax basis, up to IRS maximums. We provide a match, in common stock, equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. We also make employer contributions to the Savings Plan equal to 1% of compensation (up to statutory limits). See “Other Compensation Arrangements” below for additional information regarding the Savings Plan.

Deferred Compensation Plan

We maintain a deferred compensation plan to provide savings in a tax-efficient manner for the benefit of eligible management employees who participate in our performance-based compensation programs and employees whose benefits under the Savings Plan are limited by the benefit restrictions of Section 415 of the Code. Participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2013, such amount was $255,000) (deferrals on compensation in excess of the Code limit are referred to as participants’ Excess Deferrals). We make quarterly matching allocations in shares of our common stock equal to 100% of the first 3% and 50% of the next 2% of the participant’s Excess Deferrals. In addition, participants are credited with nonqualified defined contribution retirement plan employer allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan. Participants are immediately vested in the matching allocation. Generally, Participants vest in the other GrafTech allocations when they have completed three years of service. See “Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2013” below for additional information regarding the compensation deferral plan.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the Retirement Plan and the Savings Plan and except for payments out of grantor trusts (called “rabbi trusts”) or funded by the purchase of annuities.

Health, Welfare and Other Personal Benefits

In addition to the principal compensation components described above, our named executive officers are entitled to participate in all health, welfare, fringe benefit, relocation assistance and other arrangements generally available to other salaried employees. Generally, benefits are made available to our named executive officers on the same basis as benefits are made available to eligible employees under the terms of applicable plans.

The Compensation Committee also may, as considered reasonable and appropriate on a case by case basis, provide our officers, including our named executive officers, with limited additional perquisites and other personal benefits. In 2013, we did not provide perquisites to our named executive officers.

The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of public companies in the United States. The Compensation Committee also believes that these benefits assist us in attracting and retaining key executives.

Change in Control Agreements

We do not have employment agreements with any of our executive officers. The Compensation Committee believes that the absence of employment agreements provides us with more flexibility in adjusting the compensation levels of our executive officers.

Our Board has, however, approved change in control severance compensation agreements for certain members of senior management, including the named executive officers. Messrs. Shular, Hawthorne and Asmussen entered into the agreements with us in 2000, while Mr. Barnard did so in 2005. Messrs. Robertson and Moran entered into agreements with us in 2011, which included cut-back adjustments (approved by our Board in 2011) to eliminate the possibility of reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance equals or exceeds three times the executive’s “base amount” and accordingly their agreements do not provide for “gross-up” payments.

These agreements are based on a “double trigger” scenario in which there must be both a change in control and a termination of the named executive officer’s employment prior to the expiration of the change in control agreement. Accordingly, the severance benefits under these agreements are payable only in the event the named executive officer’s employment with us is terminated under certain circumstance following a change in control. The Board recognizes that the possibility of a change in control of GrafTech exists, as is the case with many publicly held corporations, and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of GrafTech and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of our management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible change in control. The Board has also determined that it is in the best interests of GrafTech and its stockholders to ensure continued availability of our named executive officers in the event of a potential change in control.

In the case of our eligible named executive officers who remain our employees, the agreements provide for the payment, in the event of a change in control and if the employment of the executive is terminated under certain circumstances, of severance compensation equal to 2.99 times (2.0 times for Messrs. Hawthorne and Moran) the sum of the officer’s base salary and ICP targeted bonus opportunity, extended insurance coverage and, except as to Messrs. Moran and Robertson, reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). The officers are entitled to the compensation if their employment is terminated by us (other than for cause) or if they resign for good reason within three years after a change in control.

In addition, under the terms of applicable equity agreements, all unvested equity awards become vested (at target in the case of performance share unit awards) upon the occurrence of a change in control. Further, we have the right to cancel substantially all outstanding options in the event of a change in control, in which event we are required to pay option holders an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. See “Potential Payments on Termination or Change in Control” below for a description of the agreements and aggregate amounts payable.

We review the change in control agreements periodically, but not necessarily as part of the annual compensation review. This is because we generally consider the change in control agreements as compensation elements separate and apart from the other elements of our compensation arrangements. More specifically, the payments or benefits available under the change in control agreements do not have any significant impact on annual compensation decisions relating to salary and incentive payments. Instead, our Compensation Committee considers that the change in control agreements are in place to cover a specific circumstance, that is, a change in control where the executives lose their jobs. We also believe that change in control agreements may be a desirable component for attracting executive management. Accordingly, payments and benefits available under the change in control agreements are not viewed by the Compensation Committee as amounts that should impact the compensation amounts awarded on a year-to-year basis to the named executive officers for their ongoing management of the Company.

Section 162(m) of the Code

Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We consider the impact of this rule when developing and implementing our executive compensation program. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m); however, consistent with our pay for performance philosophy, our stock options and performance share unit awards are intended to qualify as deductible as are awards under our Executive Incentive Compensation Plan that are based on measurable, quantifiable criteria. Similarly, as a result of our stockholder’s re-approval of the performance measures under our Equity Incentive Plan, which we obtained at our 2010 Annual Meeting, we expect that certain types of awards will continue to qualify as performance-based compensation that is exempt from the limitation on deductibility.

Amounts paid under certain compensation programs, including salaries and grants of time-vested restricted stock and restricted stock units, may not qualify as performance-based compensation that is exempt from the limitation on deductibility. Our awards under the ICP, performance share unit awards, and stock option awards with exercise prices no less than the fair market value of a share on the date of grant are intended to qualify as deductible under Section 162(m). No other component of compensation for a “covered employee” (within the meaning of Code section 162(m)) is expected to qualify as performance-based compensation under Section 162(m), and compensation may not be deductible to GrafTech to the extent that the applicable executive recognizes more than $1 million in compensation that is not performance-based in any taxable year.

Stock Ownership Guidelines

Our Board has adopted guidelines for ownership of shares of our common stock by directors and members of senior management to promote alignment with stockholders’ interests. The guidelines provide that directors and members of senior management have five years from the date of their election to accumulate the required amount of shares of our common stock. We also have a policy discouraging officers and directors from pledging our shares as collateral for margin loans. Compliance with the guidelines is voluntary in that there is no formal enforcement mechanism, but all persons subject to the guidelines are expected to comply. All of our directors and named executive officers in their current position within the past five years are in compliance with our stock ownership guidelines.

Members of Senior Management

Certain members of senior management are expected, within five years after appointment as a member of senior management, to own a number of shares of our common stock equal to two times annual base salary or in the case of the chief executive officer, four times annual base salary. Unvested restricted stock (time-vesting) is included in the calculation of achievement of the guidelines. Unvested performance share units and restricted stock units (performance-based) and unexercised stock options are not included in the calculation. In addition, until these guidelines are achieved, executive officers are expected to hold 50% of the stock previously subject to vested performance share unit or restricted stock unit awards and 50% of the stock previously subject to exercised stock options. Executive officers and other employees are encouraged to hold at least 50% of the stock previously subject to vested performance shares or restricted stock awards for at least one year after vesting. Calculation of the 50% is made after sale of any stock in the minimum amount sufficient to pay withholding taxes and exercise prices thereon.

Hedging and Pledging Policy

Directors and executive officers are prohibited from buying or selling options (including puts, calls and straddles) on our securities, engaging in any short sale of our securities or buying or selling our securities on margin and sales against the box. Further, no hedging is permitted while a 10b5-1 Plan is in effect. Although we do not explicitly prohibit the pledging of GrafTech securities by executive officers to secure loans, under our policies, directors and executive officers are advised to avoid pledging in order to prevent inadvertent violations of insider trading restrictions resulting from delayed execution or foreclosure (including sell out in response to a margin call).

Recoupment Provisions and Policy

Our Equity Incentive Plan and annual ICP awards contain forfeiture and recoupment provisions that take effect in the event of certain misconduct by the recipient. Since 2010, our Equity Incentive Plan awards contain recoupment or “clawback” provisions as contemplated under the Dodd-Frank Act. We are in the process of reviewing our recoupment policy and plan to take into account provisions included in final SEC rules under the Dodd-Frank Act once they are issued.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of GrafTech in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

ORGANIZATION, COMPENSATION

AND PENSION COMMITTEE

Randy W. Carson, Chairman

Mary B. Cranston

Harold E. Layman

Summary Compensation Table

The following table sets forth certain information concerning compensation received by our chief executive officer, our chief financial officer, and the three other executive officers who were the most highly compensated for the year ended December 31, 2013, whom we refer to as our named executive officers.

Name	Year	Salary ($) (4)	Stock Awards (5)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (4) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Craig S. Shular	2013	800,000	2,184,840	578,550	—	(9,560)	60,800	3,614,630
	2012	800,000	1,978,080	521,040	416,000	24,046	40,000	3,779,166
	2011	762,500	2,180,691	769,600	—	25,891	81,625	3,820,307

Joel L. Hawthorne (1)	2013	300,000	379,168	99,876	22,230	(5,777)	17,102	812,599
	2012	300,000	326,193	83,667	103,350	6,839	12,000	832,049
	2011	280,002	243,075	111,000	—	6,702	14,888	655,667

Erick R. Asmussen (2)	2013	290,080	472,804	124,845	—	(7,810)	15,117	895,036

Lindon G. Robertson (3)	2013	283,333	—	—	—	—	150,605	433,938
	2012	400,000	471,696	124,248	135,200	—	20,662	1,151,806
	2011	182,051	1,885,611	395,366	—	—	8,487	2,471,515

Petrus J. Barnard	2013	384,400	484,364	127,281	—	(132,374)	15,294	878,965
	2012	384,400	365,184	96,192	125,000	55,724	13,844	1,040,344
	2011	384,400	311,136	142,080	—	75,386	30,997	943,999

John D. Moran	2013	320,000	336,396	88,305	—	—	18,345	763,046
	2012	320,000	304,320	80,160	91,520	—	15,360	811,360
	2011	280,250	381,533	118,400	—	—	19,912	800,095

(1)	The 2011 compensation figures for Mr. Hawthorne relate to his compensation in all capacities with us during 2011, including cash and equity awards.

(2)	The 2013 compensation figures for Mr. Asmussen relate to his compensation in all capacities with us during 2013, including cash and equity awards. Because Mr. Asmussen has been included as a named executive officer for the first time in 2013, the SEC does not require disclosure of his compensation prior to 2013.

(3)	The 2011 compensation figures for Mr. Robertson relate to the period from July 2011 when he commenced employment through December 31, 2011.

(4)	Includes compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions. See “Non-Qualified Deferred Compensation at Fiscal Year-End 2013” for the amounts deferred.

(5)

The amounts shown in these columns represent the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of stock options, restricted stock units and performance share units granted. These columns include awards granted pursuant to the Equity Incentive Plan to our named executive officers on November 21, 2013. The options granted to our named executive officers on November 21, 2013 had a fair market value of $6.09 per share, based on a Black-Scholes option-pricing model for options. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 for an explanation of the assumptions made in the valuation of these awards. The fair value of the restricted stock unit awards and performance share unit awards was computed based on the $11.56 per share closing market price of GrafTech’s common stock on the NYSE on November 21, 2013, and for the performance based awards was determined based on the probable outcome, or attainment, of the performance conditions. The value of the performance share unit awards at the grant date, assuming that the highest level of performance conditions will be achieved, is $2,728,160; $473,960; $591,872; $605,744; and $420,784, respectively, as to grants made to Messrs. Shular, Hawthorne, Asmussen, Barnard, and Moran, in November 2013. The actual value realized under these awards is dependent upon our stock price, our achievement of applicable performance targets, and the continued employment of the named executive officers.

(6)	This column shows the annual incentive award earned by our named executive officers under the short-term incentives through the annual ICP for the applicable performance period. No awards under the ICP were earned for 2013 because the performance thresholds were not met other than Mr. Hawthorne, whose incentive was based in part on the performance measures of the Engineered Solutions segment. For additional information about the 2013 annual incentive opportunities under the ICP please refer to “Compensation Discussion and Analysis” and “Grants of Plan Based Awards in Fiscal Year Ended December 31, 2013.”

(7)	This column shows the change in the actuarial present value of the accumulated benefits under the GrafTech International Holdings Inc. Retirement Plan, which was frozen in 2003. The change in the actuarial present value of the accumulated benefits was measured from December 31, 2012 to December 31, 2013 (the measurement date used for reporting purposes in our Annual Report on Form 10-K for the year ended December 31, 2013). No portion of the earnings credited under our nonqualified deferred compensation plan during 2013 was “above market” or “preferential.” Consequently, our named executive officers did not accrue any above-market earnings under the deferred compensation plan during 2013, and we have not reported any earnings credited under that plan in this column. See “Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2013” below for a discussion of how earnings are calculated under our deferred compensation plan.

(8)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for 2013.

Name	Employer Matching Contribution to Savings Plan ($)	Additional Employer Contribution to Savings Plan ($)	Employer Matching Contribution on Excess Deferrals ($)	Additional Employer Contribution to Compensation Deferral Plan ($)	Other ($)(a)	Total ($)
Craig S. Shular	10,200	2,550	38,440	9,610	—	60,800
Joel L. Hawthorne	7,134	2,550	5,934	1,484	—	17,102
Erick R. Asmussen	7,750	2,550	3,854	963	—	15,117
Lindon G. Robertson	10,200	2,550	6,541	802	130,512	150,605
Petrus J. Barnard	10,200	2,550	—	2,544	—	15,294
John D. Moran	10,200	2,550	4,029	1,566	—	18,345

(a)	This amount represents payment made under the Agreement and General Release with Mr. Robertson in connection with his departure from GrafTech. Pursuant to the agreement, Mr. Robertson was entitled to regular payments equivalent to his monthly base salary from September 16, 2013 through December 31, 2013 which totaled $116,667, plus accrued unused vacation of $13,845.

Grants of Plan Based Awards in Fiscal Year Ended December 31, 2013

The following table provides information about equity and non-equity awards granted to our named executive officers in 2013.

Name	Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payments Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (#) (3)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig S. Shular	ICP	n/a	200,000	800,000	1,920,000
	Options	11/21/2013							95,000	11.56	578,550
	RSU	11/21/2013					71,000				820,760
	PSU	11/21/2013				59,000	118,000	236,000			1,364,080

Joel L. Hawthorne	ICP	n/a	48,750	195,000	468,000
	RSU	03/01/2013					40,000				278,800
	Options	11/21/2013							16,400	11.56	99,876
	RSU	11/21/2013					12,300				142,188
	PSU	11/21/2013				10,250	20,500	41,000			236,980

Erick R. Asmussen	ICP	n/a	61,000	244,000	512,000
	Options	11/21/2013							20,500	11.56	124,845
	RSU	11/21/2013					15,300				176,868
	PSU	11/21/2013				12,800	25,600	51,200			295,936

Lindon G. Robertson	ICP	n/a	65,000	260,000	624,000

Petrus J. Barnard	ICP	n/a	62,500	250,000	600,000
	Options	11/21/2013							20,900	11.56	127,281
	RSU	11/21/2013					15,700				181,492
	PSU	11/27/2013				13,100	26,200	52,400			302,872

John D. Moran	ICP	n/a	44,000	176,000	422,400
	Options	11/21/2013							14,500	11.56	88,305
	RSU	11/21/2013					10,900				126,004
	PSU	11/21/2013				9,100	18,200	36,400			210,392

(1)	For a better understanding of this Table, we have included a column identifying the type of each plan based award. ICP amounts represent cash incentive bonus opportunities under the ICP for 2013. Option (Stock Options), RSU (Restricted Share Units), and PSU (Performance Share Units) amounts represent grants made during March and November 2013 pursuant to the Equity Incentive Plan.

(2)

Amounts represent cash incentive bonus opportunities under the ICP for 2013. Target awards for 2013 are expressed as a specified percentage of an individual’s salary. Threshold, target and maximum amounts represent the sum of the threshold, target and maximum amounts of each respective performance measure. For more information on ICP payments made in 2013, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The threshold, target and maximum amounts set forth above represent guidelines based on performance measures and/or criteria that the Compensation Committee takes into account in the design of the annual ICP opportunity. The targeted opportunity represents the targeted annual bonus based on benchmarking of the named executives’ compensation. Under the 2013 annual ICP for named executive officers, the threshold amount is equal to 25% of the targeted opportunity and the maximum bonus is equal to 240% of the executive’s targeted bonus opportunity. The Compensation Committee may make downward adjustments from 240% to 0% of the named executive officer’s targeted incentive, based on the individual’s performance and other factors that the Compensation Committee deems relevant in determining the amount payable. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. In addition, the Compensation Committee can make discretionary downward adjustments based on developments during the performance year and other factors. Please refer to “Compensation Discussion and Analysis—Short- Term Incentives through the Executive Incentive Compensation Plan” above for a general description of the criteria applied in determining the amounts payable under the annual ICP.

(3)	Represents the number of stock options, restricted stock units, and target award number of performance share units granted during 2013 pursuant to the Equity Incentive Plan.

Stock options and restricted stock units vest ratably over a three-year period with each tranche vesting on the anniversary of the grant date in each of the three years following the award.

The number of performance share units earned and the vesting thereof is conditioned on the attainment of performance targets established by the Compensation Committee. The performance measures of the awards granted in 2013 are based on EPS growth (40%) as measured against the Performance Peer Group and ROIC improvement (60%). The EPS performance measure is based on the compound annual growth rate (“CAGR”) in our EPS over the performance period, as measured against the Performance Peer Group. At the end of the Performance Period, Performance Peer Group companies will be ranked by EPS CAGR from the preceding three years, from highest to lowest. As described in the Compensation Discussion and Analysis section above, if the minimum EPS threshold performance measure is attained, 50% of the EPS component of the target performance shares will become earned shares; if the targeted EPS performance measure is attained, 100% of the EPS component of the target performance shares will become earned shares; if the maximum EPS performance measure is attained, 200% of the EPS component of the target performance shares will become earned shares. Payouts for EPS growth will be earned at threshold for 30th percentile performance, target for 50th percentile performance, and maximum for 75th percentile performance against the Performance Peer Group.

The ROIC improvement component of the grant is subject to upward or downward adjustment as follows: by March 31 of each of 2015, 2016, and 2017, one-third of the ROIC improvement component of the target award will be multiplied by a percentage reflecting the degree to which the ROIC improvement performance criteria for such performance year have been achieved. The resulting number of performance shares, or earned shares, will be set aside as unvested earned shares for the participant as of the date of such determination; provided, that the individual is still employed on such date. For each performance year, if the ROIC improvement threshold performance measures are attained, 50% of the ROIC improvement component target performance shares applicable to that year will become earned shares. If the ROIC improvement target performance measures are attained, 100% of the ROIC improvement component target performance shares applicable to that year will become earned shares. If the maximum performance measures are attained, 200% of the ROIC improvement component target performance shares applicable to that year will become earned shares. The number of earned shares is calculated on a pro-rata basis based on actual ROIC improvement for performance between 50% and 200%.

The performance share units will be measured and earned on three years of performance as described above, will cliff vest after the end of the three-year performance period, and, to the extent earned and vested, will be payable in shares of unrestricted common stock after completion of the three-year performance period. The resulting number of performance shares, or earned shares, will be set aside as unvested earned shares for the participant as of the applicable date of such determination; provided, that the individual is still employed on such date. Subject to applicable terms of the award agreements (relating to accelerated vesting), the earned shares do not vest until March 2017. GrafTech’s Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time.

(4)

The amounts in this column represent the grant date fair value of 2013 equity awards of restricted stock units, targeted performance share units, and stock options approved in 2013, determined in accordance with FASB ASC Topic 718. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013. As so calculated, the options granted to our named executive officers on November 21, 2013 had a fair market value of $6.09 per share. Subject to the attainment of performance measures and adjustments made as a result thereof, unvested performance share units which become earned shares (as described in footnote (3) above) are scheduled to vest in March 2017. The fair value of the restricted stock unit awards and performance share unit awards granted on November 21, 2013 was computed based on the $11.56 per share, closing market price of GrafTech’s common stock on the NYSE on that date, and for the performance based awards determined based on the probable outcome, or attainment, of the performance conditions. For further description of the terms of these awards, see “Performance Share Unit Awards—2010—2013” in the Compensation Discussion and Analysis above.

For a further description of the terms of the compensation payable to our named executive officers, see the “Compensation Discussion and Analysis” above and the remaining executive compensation tables and discussions below.

Outstanding Equity Awards at Fiscal Year-End December 31, 2013

The following table shows the number of shares covered by stock options, unvested restricted stock units, and, at target, unvested performance share units as of December 31, 2013.

	Options						RSUs		PSUs
Name	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (4)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested #	Market Value of Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (2)
Craig S. Shular	04/02/2007		300,000	—	9.05	04/02/2017	—	—	—	—
	12/10/2009		56,000	—	16.41	12/10/2019	—	—	—	—
	12/09/2010	(5)	48,000	—	19.89	12/09/2020	—	—	32,000	359,360
	02/18/2011		—	—	—	—	7,036	79,014	—	—
	12/13/2011	(6)	69,333	34,667	13.89	12/13/2021	17,333	194,650	69,000	774,870
	11/27/2012	(7)	34,667	69,333	9.51	11/27/2022	52,000	583,960	130,000	1,459,900
	11/21/2013	(8)	—	95,000	11.56	11/21/2023	71,000	797,330	118,000	1,325,140

Joel L. Hawthorne	12/10/2009		3,500	—	16.41	12/10/2019	—	—	—	—
	12/09/2010	(5)	4,000	—	19.89	12/09/2020	—	—	2,700	30,321
	12/13/2011	(6)	10,000	5,000	13.89	12/13/2021	2,500	28,075	10,000	112,300
	11/27/2012	(7)	5,567	11,133	9.51	11/27/2022	8,667	97,330	21,300	239,199
	03/01/2013		—	—	—	—	40,000	449,200	—	—
	11/21/2013	(8)	—	16,400	11.56	11/21/2023	12,300	138,129	20,500	230,215

Erick R. Asmussen	12/10/2009		4,300	—	16.41	12/10/2019	—	—	—	—
	12/09/2010	(5)	3,800	—	19.89	12/09/2020	—	—	2,600	29,198
	12/13/2011	(6)	7,333	3,667	13.89	12/13/2021	2,333	26,200	10,000	112,300
	11/27/2012	(7)	3,333	6,667	9.51	11/27/2022	6,667	74,870	15,000	168,450
	11/21/2013	(8)	—	20,500	11.56	11/21/2023	15,300	171,819	25,600	287,488

Lindon G. Robertson	07/18/2011		6,200	12,400	20.70	07/18/2021	39,533	443,956	12,400	139,252
	12/13/2011	(6)	8,333	16,667	13.89	12/13/2021	8,267	92,838	16,500	185,295
	11/27/2012	(7)	—	24,800	9.51	11/27/2022	18,600	208,878	31,000	348,130

Petrus J. Barnard	04/01/2005		50,000	—	5.46	04/01/2015	—	—	—	—
	12/10/2009		18,000	—	16.41	12/10/2019	—	—	—	—
	12/09/2010	(5)	16,000	—	19.89	12/09/2020	—	—	11,000	123,530
	12/13/2011	(6)	12,800	6,400	13.89	12/13/2021	3,200	35,936	12,800	143,744
	11/27/2012	(7)	6,400	12,800	9.51	11/27/2022	9,600	107,808	24,000	269,520
	11/21/2013	(8)	—	20,900	11.56	11/21/2023	15,700	176,311	26,200	294,226

John D. Moran	12/10/2009		7,700	—	16.41	12/10/2019	—	—	—	—
	12/09/2010	(5)	6,800	—	19.89	12/09/2020	—	—	4,500	50,535
	02/18/2011		—	—	—	—	1,714	19,248	—	—
	12/13/2011	(6)	10,667	5,333	13.89	12/13/2021	2,667	29,950	10,700	120,161
	11/27/2012	(7)	5,333	10,667	9.51	11/27/2022	8,000	89,840	20,000	224,600
	11/21/2013	(8)	—	14,500	11.56	11/21/2023	10,900	122,407	18,200	204,386

(1)	For a better understanding of this table, we have included an additional column showing the grant dates of stock options, restricted stock and performance share unit awards. The stock options and restricted stock units vest ratably on each of the first three anniversaries of grant.

(2)	The market value of restricted share units or performance share units of stock that have not vested was computed based on $11.23 per share, the closing price of our common stock on the NYSE on December 31, 2013.

(3)	The shares in this column reflect the target award number of performance share units granted in December 2010 and 2011 and November 2012 and 2013 pursuant to the Equity Incentive Plan. Target awards vest and the performance share unit portion earned is subject to upward or downward adjustment based on performance but not in excess of maximum, as described in “Compensation Discussion and Analysis” above.

(4)	On the grant dates set forth in the table, our named executive officers were granted options to purchase the number of shares of our common stock set forth above with an exercise price at fair market value as of the date of grant. All such options have a 10 year term and become exercisable as to one-third of the respective option on each of the first three anniversaries of the date of grant.

(5)	Potential payouts under performance share units granted in 2010, and which would have vested on March 31, 2014, were measured on the basis of performance over a three-year period ending December 31, 2013. Based on actual performance, the Compensation Committee determined on March 17, 2014 that no shares were earned under the 2010 grant.

(6)	Performance share units granted in 2011 are measured and earned on the basis of performance over a three-year period ending December 31, 2014. Except as otherwise provided in the applicable award agreement, earned shares cliff vest on March 31, 2015, and are payable in shares of common stock after completion of the performance period to the extent earned.

(7)	Performance share units granted in 2012 are measured and earned on the basis of performance over a three-year period ending December 31, 2015. Except as otherwise provided in the applicable award agreement, earned shares cliff vest on March 31, 2016, and are payable in shares of common stock after completion of the performance period to the extent earned.

(8)	Performance share units granted in 2013 are measured and earned on the basis of performance over a three-year period ending December 31, 2016. Except as otherwise provided in the applicable award agreement, earned shares cliff vest on March 31, 2017, and are payable in shares of common stock after completion of the performance period to the extent earned.

Option Exercises and Stock Vested at Fiscal Year-End December 31, 2013

The following table shows the number of options exercised and the number of restricted stock units that vested in the fiscal year ending December 31, 2013 and the value realized on the date of exercise and vesting, respectively.

	Option Awards		Stock Unit Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig S. Shular			112,969	1,069,687
Joel L. Hawthorne			11,000	112,003
Erick R. Asmussen			10,500	103,661
Lindon G. Robertson			30,100	262,916
Petrus J. Barnard (1)	50,000	255,220	28,587	258,771
John D. Moran			17,073	163,090

(1)	The underlying options exercised were granted in 2005, had an exercise price of $5.46 and a fair market value on the date of exercise equal to $10.56.

(2)	The shares vested and value realized included one-third of the restricted stock unit awards granted in each of 2010, 2011, and 2012 as well as the 2009 performance share unit awards that vested in 2013. The value realized is based on the per share closing price of a share of GrafTech stock on the NYSE as of the applicable date of vesting.

Pension Benefits at Fiscal Year-End December 31, 2013

The following table shows the number of years of service credited to the named executive officers under the GrafTech International Holdings Inc. Retirement Plan, which has been frozen, including the number of such years credited for service with Union Carbide and its affiliates, as well as the present value of the executives’ benefits and payments made to the executives in the last fiscal year. The terms of the Retirement Plan are described below the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Craig S. Shular	GrafTech International Holdings Inc.	8(2)	196,304	(3)	—
Joel L. Hawthorne	GrafTech International Holdings Inc.	2(4)	29,858	(5)	—
Erick R. Asmussen	GrafTech International Holdings Inc.	2(6)	36,079	(7)	—
Lindon G. Robertson	n/a	—	—		—
Petrus J. Barnard	GrafTech International Holdings Inc.	31(8)	1,137,460	(9)	—
John D. Moran	n/a	—	—		—

(1)	The present values have been computed using an interest rate of 4.61% using an RP2000 table with mortality improvement projected to 2013 as of December 31, 2013, which is the same pension plan measurement dated used for our financial reporting purposes.

(2)	Includes for Mr. Shular 4 years of prior service with Union Carbide or its affiliates and 4 years of service with GrafTech through March 31, 2003 (the date that grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(3)	Mr. Shular’s benefit has been valued assuming termination of employment as of December 31, 2013 and retirement commencement at age 62, the earliest time at which Mr. Shular may retire without any benefit reduction due to age.

(4)	Includes for Mr. Hawthorne 2 years of service with GrafTech through December 31, 2001 (the date that non-grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(5)	Mr. Hawthorne’s benefit has been valued assuming termination of employment as of December 31, 2013 and retirement at age 65, the earliest time at which Mr. Hawthorne may retire without any benefit reduction due to age.

(6)	Includes for Mr. Asmussen 2 years of service with GrafTech through December 31, 2001 (the date that non-grandfathered participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan).

(7)	Mr. Asmussen’s benefit has been valued assuming termination of employment as of December 31, 2013 and retirement at age 65, the earliest time at which Mr. Asmussen may retire without any benefit reduction due to age.

(8)	For purposes of computing the accumulated benefit used to determine the present value above, Mr. Barnard was credited with three additional years of service and age in connection with a voluntary and selective severance program in which Mr. Barnard participated in 2003.

(9)	For Mr. Barnard, who was not an employee from April 2003 through March 2005, the benefit has been valued based on a suspended retirement benefit payable as an annuity.

For further information concerning our pension plan, including assumptions and estimates used in projecting pension costs and projected benefit obligations, see Note 12 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC and “Compensation Discussion and Analysis” above.

Nonqualified Deferred Compensation at Fiscal Year-End December 31, 2013

The following table shows the executive’s contributions, our contributions, earnings, and year-end account balances for our named executive officers in GrafTech’s Compensation Deferral Plan, which is an unfunded, unsecured deferred compensation plan. The terms of the Compensation Deferral Plan are described below the table.

Name	Executive’s Contributions $ (1)	Company Contributions $ (2)	Earnings $ (3)	Balance 12/31/2013 $ (4)(5)
Craig S. Shular	48,050	48,050	224,335	5,626,718
Joel L. Hawthorne	7,418	7,168	14,267	82,033
Erick R. Asmussen	4,817	3,890	(18,107)	99,574
Lindon G. Robertson	8,177	8,343	9,974	40,249
Petrus J. Barnard	0	2,544	50,864	376,528
John D. Moran	62,858	5,374	121,430	677,688

(1)	The amounts listed in this column include amounts that are also reported as “Salary” in the Summary Compensation Table above.

(2)	The amounts listed in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table above and consist of “Employer Matching Contribution on Excess Deferrals” and “Additional Employer Contribution to Compensation Deferral Plan” reported in the “All Other Compensation” table under those columns. The amounts in this column include GrafTech contributions recognized in 2013 with respect to 2012 salary. Contributions attributable to 2012 salary that were recognized in 2013 were: for Mr. Shular, $2,000; for Mr. Hawthorne $600; Mr. Asmussen $11; for Mr. Barnard, $961; and for Mr. Moran $580.

(3)	The amounts listed in this column are not included in the Summary Compensation Table above because none of the earnings were “above market” or “preferential.” Earnings are based on the performance of investments available under the Compensation Deferral Plan, which are “notional” investments, including any interest and dividends paid on the investments.

(4)	Effective in 2001 and 2003, our three nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified Retirement Plan because of IRS limits, were frozen. With certain exceptions, amounts equal to the lump sum actuarial values of the benefits accrued by the participants in those nonqualified plans were added to the respective participants’ accounts in our Compensation Deferral Plan. We refer to these allocations as the Frozen Lump Sums. As to Mr. Shular, $2,993,141 was previously transferred to his deferred compensation account which represented the lump sum actuarial value of his accrued benefit based on 26 years of service, which included credit for 22.5 years of prior service with Union Carbide, offset by the amount of benefits receivable under the Union Carbide Retirement Program (See “Pension Benefits at Fiscal Year-End December 31, 2013” above).

(5)	The amounts listed in this column include amounts previously reported in prior years’ summary compensation tables for the following executives: for Mr. Shular, $1,072,730, for Mr. Hawthorne, $25,583, for Mr. Barnard, $250,727, and for Mr. Moran, $411,677.

The named executive officers all participate in our non-qualified Compensation Deferral Plan. Under the Compensation Deferral Plan, participants are able to defer up to 85% of their ICP compensation, up to 50% of their base salary, and up to 50% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2013, such amount was $255,000) (i.e., their Excess Deferrals). In addition, each calendar quarter, we record a matching contribution in shares of our common stock equal to 100% of the first 3% and 50% of the next 2% of participants’ Excess Deferrals. Participants were also credited with additional GrafTech allocations equal to 1% of their compensation in excess of the amount that may be considered under the Savings Plan to executives’ bookkeeping accounts. Participants are immediately vested in the matching allocation, but are not vested in the other GrafTech allocation until they have completed three years of service.

Deferrals and contributions to our Compensation Deferral Plan are credited with a rate of return based on the performance of various funds selected by the participants from indices which are designated by the Plan Administrator. These funds include a fund that tracks the value of our common stock. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals and our additions, as well as the rate of return on the funds selected by the participants for those amounts. Frozen Lump Sums and their earnings are held in notional investment accounts selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future date specified by the participant, except that Frozen Lump Sums and GrafTech allocations may not be distributed prior to age 50. Participants may also elect to have their account balances distributed upon a change in control of GrafTech. For purposes of the Compensation Deferral Plan, a change in control is generally defined in accordance with requirements of the American Jobs Creation Act of 2004 for amounts deferred as noted after December 31, 2004. For amounts accrued and vested as of December 31, 2004, the definition of a change in control is described under “Potential Payments on Termination or Change in Control.” The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the Frozen Lump Sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum, although participants may elect to have their accounts payable in annual installments instead.

Benefit Security

Retirement and other benefits are paid out of our general assets, except for payments out of the tax-qualified trusts for the UCAR Carbon Retirement Plan and the Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

Potential Payments on Termination or Change in Control

Double-trigger Change in Control Agreements

Each named executive officer entered into a double-trigger Severance Compensation Agreement with us that applies only when there is (i) a change in control of the Company and (ii) the executive’s employment is terminated in connection with or following such change in control. Both a change in control of the Company and corresponding executive termination must occur to trigger payment of the benefits under the Severance Compensation Agreement.

As discussed in “Compensation Discussion and Analysis” above, Messrs. Shular, Hawthorne, Asmussen and Barnard entered into change in control agreements with us several years ago, before our Board eliminated the potential for “gross-up” payments to be made to executive officers. Their change in control agreements include a modified cut-back adjustment whereby the severance payment will be reduced to an amount less than the limitations under Section 280G of the Code if total amounts payable (that are subject to the limitations under Section 280G) exceed those limitations by an amount not in excess of $50,000. The agreement signed by Mr. Moran in 2011 includes a cut-back adjustment that was approved by our Board in 2011 for inclusion prospectively in change in control agreements and eliminates reimbursement for certain excise tax liabilities (and income tax liabilities attributable to excise tax reimbursement) if the total severance equals or exceeds three times the executive’s base amount.

Under the agreements, if a named executive officer’s employment is terminated due to a Termination for Cause or by the named executive officer other than with Good Reason for Resignation (as such terms are defined in the Severance Compensation Agreements), the executive will be paid his full base salary and accrued vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid and all unvested shares of restricted stock will be forfeited.

If the named executive officer’s employment is terminated due to Disability or Retirement (as such terms are defined in the Severance Compensation Agreements) or death, the executive’s benefits will be determined in accordance with GrafTech’s retirement, disability and insurance programs then in effect. In addition, unvested shares of restricted stock will be forfeited upon Retirement or death.

Under the terms of applicable agreements, all unvested equity awards will become vested upon the occurrence of a change in control. Further, GrafTech has the right to cancel substantially all outstanding options in the event of a change in control, in which case GrafTech is required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares.

Payments on Terminations following a Change in Control

Under each of the agreements, upon termination or while disabled following a change in control (as defined below), the named executive officer is entitled to certain benefits. If the named executive officer’s employment is terminated subsequent to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause or (b) by the executive for Good Reason for Resignation then the executive is entitled to the benefits described below:

•	accrued salary and vacation pay through the date of termination;

•	accrued ICP compensation at target for the prior year if not previously paid plus a prorated portion of the targeted ICP compensation for the year of termination;

•	a severance payment equal to 2.99 (2.0 for Messrs. Hawthorne and Moran) multiplied by the sum of the following amounts:

—	the greater of the named executive officer’s annual base salary immediately prior to the Date of Termination or immediately prior to the change in control; plus

—	the greater of the amount of the named executive officer’s target ICP (or comparable compensation payment) for the year in which the Date of Termination occurs or for the year in which the change in control occurs;

•	extended health, life and disability insurance coverage;

•

with respect to our named executive officers, other than Mr. Moran, reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance equals or exceeds three times the executive’s “base amount” (as determined pursuant to section 280G of the Code) by more than $50,000; and

•	accelerated vesting of unvested options and shares of restricted stock.

During any period prior to the date of termination that the named executive officer is disabled, the executive will continue to receive his or her base salary at the rate in effect at the commencement of the disability period, together with all other compensation and benefits that are payable or provided under GrafTech’s benefit plans, including its disability plans. After the date of termination for disability, the executive’s benefits shall be determined in accordance with any retirement plan, insurance and other applicable programs of GrafTech. The compensation and benefits, other than salary, payable or provided under the agreement by reason of a disability will be the greater of (x) the amounts computed under any retirement plan, disability benefit plan, insurance and other applicable program in effect immediately prior to a change in control and (y) the amounts computed under any retirement plan, disability benefit plan, insurance and other applicable program in effect at the time the compensation and benefits are paid.

For purposes of the agreements with our named executive officers, a “change in control” generally occurs on:

•

the date on which any person or group becomes the beneficial owner of 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of GrafTech, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of GrafTech’s Board;

•	the date on which stockholders of GrafTech approve a complete liquidation or dissolution of GrafTech; or

•	the date on which GrafTech consummates certain reorganizations, mergers, asset sales or similar transactions.

Amounts deferred under the Compensation Deferral Plan become immediately payable upon a change in control if the participant elected to receive payment of deferred amounts upon a change in control. All other payments under the Compensation Deferral Plan will be distributed in accordance with the elections of the executive, which may include payments of all or some of the deferred amounts upon termination of employment. Change in control for purposes of amounts deferred or vested under the Compensation Deferral Plan after December 31, 2004 must, in addition to meeting the definition outlined above, also constitute a change in ownership or effective control within the meaning of Section 409A of the Code.

“Good Reason for Resignation” includes certain changes in the named executive officer’s status or position, reductions in the level of reporting responsibility, diminution of duties or responsibilities, reductions in compensation or benefits, relocation, failure of a successor to assume the severance agreement, and failure to pay certain earned compensation.

Assuming a change in control occurred as of December 31, 2013 and the employment of each of our named executive officers had either terminated due to the named executive officer’s having “Good Reason for Resignation” or had been terminated by GrafTech or its successor on December 31, 2013, other than for Retirement, Death, Disability or a Termination for Cause, they would have been entitled to the payments and benefits listed in the table below. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and are rounded to the nearest thousand and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Name	Severance Payment Based on Salary ($)	Severance Payment Based on Incentive Compensation ($)	Payment on Stock Option Cancellation ($) (1)	Restricted Stock Vesting ($) (1)	Performance Share Unit Vesting ($) (1)	Value of Health, Life and Disability Insurance Benefits ($) (2)	Payout of Non-qualified Deferred Compensation (3)	Total ($)
Craig S. Shular	2,392,000	2,392,000	833,000	1,655,000	3,920,000	58,000	5,627,000	16,877,000
Joel L. Hawthorne	600,000	390,000	29,000	713,000	612,000	36,000	82,000	2,462,000
Erick R. Asmussen	1,121,000	730,000	17,000	273,000	597,000	54,000	100,000	2,892,000
Petrus J. Barnard	1,149,000	747,000	322,000	320,000	831,000	54,000	377,000	3,800,000
John D. Moran	640,000	352,000	28,000	262,000	600,000	36,000	678,000	2,596,000

(1)	The value in the “Payment on Stock Option Cancellation,” “Restricted Stock Vesting,” and “Performance Share Unit Vesting” columns assumes a fair market value for our common stock of $11.23 on December 31, 2013. The “Payment on Stock Option Cancellation” column assumes that after all outstanding options accelerate at the time of the change in control they will be exercised and cashed out.

(2)

The value of the health benefits, medical and dental, was determined applying the maximum monthly premiums we charge former employees for continuation coverage of medical benefits under COBRA (presently $1,213 per month). In calculating disability insurance benefits, the value of the short-term disability benefits (which is a self-insured plan) were assumed to be the same as the premiums for long-term disability (which is provided by a third party insurance provider), increased to reflect administrative costs. The value of life and accident insurance were assumed to be the same as current premiums for such benefits increased to reflect administrative costs.

(3)	Amounts in this column include all amounts payable on a termination and/or change in control pursuant to executives’ elections, which are made on an annual basis with respect to the next year’s deferral election.

We concluded that there would be no tax gross-up and no reduction, as applicable, on the hypothetical termination payments upon change in control presented above based on the facts and circumstances and taking the following into account:

•	the sum of base salary rate in effect on December 31, 2013 and target incentive compensation multiplied by 2.99 (2.0 for Messrs. Hawthorne and Moran);

•	medical and dental insurance assuming family coverage (without reduction to present value);

•	other insurance coverage such as life, accident and disability coverage assuming certain insurance rates described in footnote (2) above (without reduction to present value);

•	the value of the accelerated vesting of the options and the restricted stock (which value may be lower than the actual value of the options and the restricted stock listed in the table);

•

for purposes of testing whether a theoretical tax gross up would have been payable as contemplated in the agreements for Messrs. Shular, Hawthorne, Asmussen and Barnard we assumed a 51% income tax rate, for purposes of this table we calculated that there would be no such gross up; and

•	Applicable Federal Rate (“AFR”) interest rates for purposes of calculating present value rates for accelerated payments.

Payments on Termination Prior to a Change in Control

The Severance Compensation Agreements do not give our named executive officers any specific rights following a termination prior to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause or (b) by the executive for Good Reason for Resignation. Each named executive officer is, however, entitled to receive his or her accrued base salary and vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid if his or her employment is terminated prior to a change in control. All unvested shares of restricted stock will be forfeited upon a termination of employment by GrafTech or the executive for any reason.

Other Compensation Arrangements

Savings Plan

All of our regular, full-time U.S. employees, including eligible named executive officers, are eligible to participate in our Savings Plan. Assets in the Savings Plan are held in five types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pre-tax basis; a Company contribution account to which matching contributions are allocated; an employer contribution account to which certain additional Company contributions are allocated; and a Roth 401(k) after-tax account to which participants may make contributions on an after-tax basis. The maximum employee contribution (pre-tax and after-tax combined) for any year for any participant is 50.0% of such participant’s compensation (subject to statutory limits).

We make a matching contribution to the Savings Plan, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. The matching contribution is 100% of the first 3% of compensation and 50% of the next 2% of compensation that a participant contributes. Matching contributions under the Savings Plan are fully vested at all times. In addition to matching contributions, we make employer contributions to the Savings Plan each year equal to 1% of a participant’s eligible compensation. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed three years of service.

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including a fund that invests entirely in our common stock. Amounts invested under the Savings Plan, including amounts in our common stock fund, may be switched into another investment option at any time subject to applicable insider trading policies. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Compensation Plan Risk

We regularly assess the risks related to our compensation programs and policies, including our executive compensation programs, and analyze the checks and balances associated with such plans. We have implemented control to manage those risks that include:

•	balanced and competitive mix of salaries, benefits, and annual and long-term incentives aligned with our operational and strategic goals;

•	our Compensation Committee’s and its outside consultant’s guidance in developing our compensation arrangements, plans, programs and policies;

•	approval by our Board and the Compensation Committee of significant compensation plans and programs;

•

oversight by the Compensation Committee of compensation plans and programs for management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•

our short and long term incentive awards contain forfeiture and recoupment provisions in the event of misconduct of the individual, including recoupment or “clawback” provisions as contemplated under the Dodd-Frank Act under our Equity Incentive Plan awards;

•

as further described in “Hedging Policy” under “Compensation Discussion and Analysis”, our named executive officers are prohibited from buying or selling options on our securities, engaging in any short sale of our securities or buying or selling our securities on margin and sales against the box. Under our policies, pledging GrafTech securities is discouraged; and

•

as further described in “Stock Ownership Guidelines” under “Compensation Discussion and Analysis”, our named executive officers are subject to minimum ownership guidelines and are expected, within five years after appointment as a member of senior management, to own a number of shares of our common stock (including unvested restricted stock) equal to two times annual base salary or in the case of the chief executive officer, four times annual base salary.

We have concluded that our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation for 2013

The following table summarizes the annual cash and equity compensation payable to GrafTech’s directors (other than employee directors) during 2013. Employee directors do not receive compensation for rendering services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Randy W. Carson	69,350	80,000	149,350
Mary B. Cranston	92,500	80,000	172,500
Harold E. Layman	81,500	80,000	161,500
Ferrell P. McClean	71,409	80,000	151,409
Nathan Milikowsky(2)	—	29,000	29,000
Michael C. Nahl(2)	39,500	80,000	119,500
Steven R. Shawley	—	158,228	158,228

(1)	The grant date fair value of stock awards was determined in accordance with FASB ASC Topic 718. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013, for an explanation of the assumptions made in the valuation of these awards.

(2)	Messrs. Milikowsky and Nahl ceased directorship as of May 14, 2013.

On December 31, 2013, outstanding stock awards, comprised of unvested restricted stock and deferred stock units, and option awards, were:

Name	Outstanding Stock Awards (# of shares)	Outstanding Option Awards (# of shares)
Randy W. Carson	43,672	5,000
Mary B. Cranston	8,466	3,500
Harold E. Layman	8,466	3,500
Ferrell P. McClean	9,428	3,500
Nathan Milikowsky*	3,288	5,000
Michael C. Nahl*	—	3,500
Steven R. Shawley	41,668	5,000

*	Messrs. Milikowsky and Nahl ceased directorship as of May 14, 2013; Mr. Milikowsky’s year-end holdings are net of shares forfeited.

Holdings at December 31, 2013 do not include stock awards issued in January 2014, as payment in lieu of cash for 2013 meeting fees.

The philosophy of the Board is to compensate non-employee directors in a manner and an amount that enables us to:

•	attract and retain qualified and experienced individuals;

•	motivate them to devote time and effort to GrafTech; and

•	align the interests of the Board members with the interests of stockholders.

The Board seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level. Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment. The Compensation Committee periodically reviews and benchmarks the Board’s compensation levels and stock ownership guidelines.

Annual Fees

Each director who is not an employee of GrafTech is compensated for services as a director by:

•	an annual retainer of $45,000;

•	a meeting fee of $1,500 for each Board meeting attended; and

•	a fee of $1,000 for each committee meeting attended, including attendance by telephone.

In addition, the Chairpersons (other than employees of GrafTech) of the Board and its committees and lead or presiding director are compensated for their services by an additional annual retainer as outlined below:

Position	Additional Retainer ($)
Chairperson of the Board	25,000
Lead or Presiding Director	20,000
Chairperson of the Audit and Finance Committee	15,000
Chairperson of the Organization, Compensation and Pension Committee	10,000
Chairperson of the Nominating and Governance Committee	5,000

Equity Grants

The Compensation Committee has adopted a policy of granting to current non-employee directors, awards with respect to a specified number of shares of our common stock determined annually by the Committee, referred to as the Annual Grant. The Annual Grant is that number of restricted shares with a market value of $80,000 measured by the closing price of our common stock on the NYSE on the last trading day before the date of such grant. All of the restricted shares and options granted to non-employee directors generally vest one year after the date of grant, so long as the director is then serving as a director. The exercise price per share of any options granted has been the fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the date the director ceases to be a director. Other terms relating to these options are generally the same as those relating to options granted to management employees.

Non-employee directors may elect to receive deferred stock units in lieu of some or all of their retainers, accrued meeting fees for services, and annual restricted stock grants. Each deferred stock unit represents a share of our common stock, which has been awarded to a recipient for delivery at a later date, and which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change in control (as defined in “Potential Payments on Termination or Change in Control”), upon death or at the election of the Board or the Compensation Committee. Delivery of our common stock represented by the deferred stock units will be made on the earliest of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change in control (as defined in the Compensation Deferral Plan) occurs, the recipient’s death, or the fifth anniversary of the date on which the recipient ceases to be a director. The value for 2013 of the deferred stock units granted to directors in 2013 was reported in the “Stock Awards” column of the “Director Compensation for 2013” table above.

Other Compensation

In addition to the amounts described above, all directors are entitled to reimbursement for expenses (including for first class travel) incurred in rendering services as directors. The Board has in the past awarded, and the Compensation Committee may in the future award, additional cash- or stock-based compensation to one or more directors for special services rendered to GrafTech. No additional compensation was awarded in the year ending December 31, 2013.

Currently, the Board has adopted guidelines for ownership of common stock by its non-employee directors and established a targeted time frame for achieving such ownership. Compliance with the guidelines is voluntary. Under the guidelines, each non- employee director should, within five years after election as a director, own shares of our common stock with a market value equal to at least four times his or her annual retainer.

Equity Compensation Plan Information

The following table sets forth certain information relating to the shares of common stock that may be issued under our stock- based incentive plans at December 31, 2013.

Plan Category	A	B	C
	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column A)
Equity compensation plans approved by stockholders (1)	4,041,000	12.52	1,492,000
Equity compensation plans not approved by stockholders (2)	2,000	8.97	—

Total	4,043,000	12.52	1,492,000

(1)	Includes outstanding awards under the Management Stock Incentive Plan (Original Version), a portion of the reserved shares under the Management Stock Incentive Plan (Senior Version), and all shares reserved for issuance under the Equity Incentive Plan. New awards may only be made under the Equity Incentive Plan; shares under other plans are reserved for the exercise of outstanding options only.

(2)	Includes outstanding awards under prior equity plans that were frozen as to new grants in 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at March 28, 2014, the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially as determined pursuant to the rules promulgated by the SEC, by:

•	each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

•	each director;

•	each of our named executive officers; and

•	all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of March 28, 2014 was 136,183,585 shares.

Beneficial Owner	Total Number of Shares Beneficially Owned, Including Shares Actually Owned (a)(b)	Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned) (c)
FMR LLC (d)	20,253,302	14.9
Daniel and Nathan Milikowsky Group (d)	15,260,462	11.2
Janus Capital Management LLC (d)	12,797,210	9.4
Royce & Associates LLC (d)	11,887,329	8.7
Shapiro Capital Management LLC (d)	11,429,439	8.4
GAMCO (d)	7,053,589	5.2
Craig S. Shular	1,604,314	1.2
Joel L. Hawthorne	324,173	*
Erick R. Asmussen	165,881	*
Petrus J. Barnard	343,969	*
John D. Moran	166,946	*
Randy W. Carson	54,908	*
Mary B. Cranston (e)	56,940	*
Harold E. Layman	99,988	*
Ferrell P. McClean (f)	91,584	*
Steven R. Shawley	55,827	*
Directors and executive officers as a group (10 persons)	2,964,530	2.2%

*	Represents holdings of less than 1%.

(a)	Under the Savings Plan and our compensation deferral plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including for each plan a fund that invests entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each Named Executive Officer, the following number of units/shares held in all such funds as follows: for Mr. Shular, 83,031; for Mr. Hawthorne, 25,017; for Mr. Asmussen, 29,373; for Mr. Barnard, 13,852; and for Mr. Moran, 41,486.

(b)	Includes shares issuable upon exercise of options that are exercisable as of March 28, 2014 or become exercisable within 60 days thereafter, and based on the March 28, 2014 closing price of our common stock on the NYSE of $10.69 per share as follows:

	Total of such Options	Such Options that are NOT in the money
Craig S. Shular	508,000	173,333
Joel L. Hawthorne	23,067	17,500
Erick R. Asmussen	18,767	15,433
Petrus J. Barnard	88,200	46,800
John D. Moran	30,500	25,167
Randy W. Carson	5,000	—
Mary B. Cranston	—	—
Harold E. Layman	—	—
Ferrell P. McClean	—	—
Steven R. Shawley	5,000	5,000
Total Officers and Directors	677,200	281,900

(c)	Percentage assumes conversion or exercise of such holder’s options, as the case may be, for purposes of calculating the total number of outstanding shares, but does not assume exercise or conversion of securities held by third parties.

(d)	The information set forth is based solely on the filings on Schedule 13G/A made on January 6, 2014 by Royce & Associates LLC, 745 Fifth Avenue, New York, New York 10151; Schedule 13G/A made on February 14, 2014 by FMR LLC, 245 Summer Street, Boston, MA 02210; Schedule 13G/A made on February 14, 2014 by Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado, 80206; Schedule 13D made on August 9, 2012 by GAMCO Investors, Inc., One Corporate Center, Rye, New York, 10580; Schedule 13G made on February 11, 2014 by Shapiro Capital Management LLC, 3060 Peachtree Road, Suite 1555, N.W., Atlanta, Georgia, 30305; and Schedule 13D/A made on January 8, 2014 by Daniel Milikowsky, Nathan Milikowsky and certain of their related parties named therein, and additional information provided by beneficial owner, Nathan Milikowsky. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(e)	Includes 2,000 shares owned by the Mary & Harold Cranston Family Trust, of which Ms. Cranston is Trustee

(f)	Includes 12,000 shares owned by Ms. McClean’s spouse and 3,400 shares held by Ms. McClean’s individual retirement account, as to all of which Ms. McClean disclaims beneficial ownership.

PROPOSAL TWO:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, or the Dodd-Frank Act, enable our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” we believe that executive compensation should be focused on promoting Company performance and stockholder value. To achieve these goals, our executive compensation program emphasizes pay for performance and aligning the interests of our executives with those of our stockholders through the use of long-term incentives and the encouragement of equity ownership. In addition, our executive compensation program is designed to allow us to recruit, retain and motivate employees who play a significant role in our current and future success. Please read the “Compensation Discussion and Analysis,” the “2013 Summary Compensation Table” and the other related tables and accompanying narrative for a detailed description of the 2013 compensation of our named executive officers. We believe that the 2013 compensation of each of our named executive officers was reasonable, appropriate and aligned with the Company’s 2013 results and the achievement of the objectives of our executive compensation program.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers. This vote is advisory only and is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and our Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

As further described under “Executive Compensation—Compensation Discussion and Analysis,” in connection with equity awards made in 2013, our Board and Compensation Committee, with the assistance of the Compensation Committee’s independent compensation consultant, reviewed current incentive pay practices, analyzed survey data, and took into consideration feedback from institutional investors. To further align management’s interests with our stockholders’ interests, our Board and Compensation Committee made changes, beginning in 2012, in the mix of incentive awards which to place further weight on pay for performance. These included changing performance measures for our long-term performance share units to EPS growth (40%) as measured against our Performance Peer Group and ROIC (60%), and changing the performance measures for our annual bonus program to EBIT/Operating Income (50%) and Free Cash Flow (50%).

Accordingly, we ask our stockholders to vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and accompanying narrative.”

The affirmative vote of a majority of the votes cast by holders of outstanding shares is required to approve this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE:

APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE INCENTIVE COMPENSATION PLAN

General

The Board has adopted an amendment to the Executive Incentive Compensation Plan, or the Executive Plan, to expand the categories of performance measures thereunder (in the same manner as the 2005 Plan described above). A copy of the amendment is attached as Appendix B. The Board is submitting this Proposal for stockholders to approve to approve the material terms of the performance goals (within the meaning of Section 162(m) of the Code, which includes the amended performance measures) for purposes of compliance with Section 162(m).

The purpose of the Executive Plan is to attract, retain, and motivate highly qualified executives and to provide financial incentives to those executives to promote GrafTech’s success. The Executive Plan is an important component of the total compensation package offered to employees and directors, reflecting the importance that GrafTech places on motivating and rewarding superior results with performance-based incentives.

As the business environment has changed over time and pay-for-performance has become an ever more important element in compensation arrangements, the Compensation Committee has evolved its way of looking at performance and metrics, with the guidance of consultants. The Compensation Committee believes the changes made to the term “Performance Measures” to include the criteria described below will provide us with appropriate choices for measuring performance to allow the Compensation Committee to adapt over time in granting awards under the Executive Plan while continuing to provide both competitive compensation opportunities and deliver value to stockholders upon performance by our employees.

We seek to administer the Executive Plan in a manner that will allow awards to constitute “performance-based” compensation within the meaning of Section 162(m). Section 162(m) generally prohibits a publicly traded company from deducting certain executive compensation in excess of $1,000,000 per year unless, among other things, the compensation is paid under a stockholder-approved plan containing objective performance goals. Currently, Section 162(m) and related regulations require that stockholders approve the material terms of the performance goals every five years in order to continue to qualify for the exemption from that limitation if the compensation committee has the authority to change the goals under the performance measures after shareholder approval (as is the case with the Compensation Committee). For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these terms of the Executive Plan, as amended, is described below, and stockholder approval of these terms is intended to constitute approval of the material terms of the performance goals under the Executive Plan for purposes of Section 162(m). The material terms of the performance goals (within the meaning of Section 162(m)) of the Executive Plan were last approved by stockholders in 2009, or five years ago. Accordingly, the Board elected to submit the material terms of such performance goals for stockholder approval.

If awards under the Executive Plan qualify as “performance-based” under Section 162(m), we will be able to fully deduct those awards as a compensation expense. If this Proposal is not approved, we will not be able to deduct as compensation expense awards granted under the Executive Plan for any periods after May 19, 2014 to the extent that they exceed the $1,000,000.

Description of the Material Terms of the Executive Plan, as Amended, including its Performance Goals

The following is a brief summary of the material features of the Executive Plan, as amended, including the performance goals to be approved, and its operation. The description of the Executive Plan, as amended, contained herein is qualified by reference to the full text of the Executive Plan, a copy of which is available to any stockholder upon request and the full text of the amendment to the Executive Plan.

Purpose

The purpose of the Executive Plan is to attract, retain, and motivate highly qualified executives and to provide financial incentives to those executives to promote GrafTech’s success. The Executive Plan is an important component of the total compensation package offered to employees and directors, reflecting the importance that GrafTech places on motivating and rewarding superior results with performance-based incentives.

Eligibility

Participation in the Executive Plan is limited to “eligible employees,” which includes executive officers and covered employees (currently six), who are selected at the discretion of the Compensation Committee. “Covered employee” has the meaning given in Section 162(m)(3); provided, however, for purposes of the Executive Plan, an employee will be considered a covered employee only if his or her applicable remuneration for the relevant year is expected to exceed $1,000,000.

Plan Administration

The Executive Plan is administered by the Compensation Committee, which has full and sole power and discretionary authority to make all determinations under the plan, select participants and determine the extent and terms of their participation in the plan, construe and interpret the plan, establish and amend regulations to further the purposes of the plan, and take any other action necessary, appropriate or expedient to administer and implement the plan.

Performance Measures

Under the Executive Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance measures established by the Compensation Committee over the applicable performance period. Performance measures set by the Compensation Committee may be applied with respect to an individual participant, GrafTech, any subsidiary, the Company or any division, line of business or functional or business unit and which may be measured on an absolute, gross, total, net, per share (including basic, diluted or fully diluted), average, adjusted or relative basis (or measured based on changes therein), consisting of any type or kind of: costs or expenses; earnings, income or profit; stockholder return; return on sales, assets, capital, investment or equity; sales or revenue; cash flow (which includes throughput); EBIT or EBITDA; debt; gross, operating, debt or other margin or profit; working capital or any element thereof; market share; stockholder equity or net worth; unit volumes; inventory turnover; stock price; productivity or production; product quality; corporate value measures; capital expenditures; credit rating; cost of debt, equity or capital; completion of significant projects or implementation of significant new processes; achievement of strategic milestones; and any combination of the foregoing.

The Compensation Committee determines the length of each performance period, which in no event shall be less than three months or greater than three years.

Performance Thresholds

Within 90 days after the beginning of a performance period that is a full year (or, if the performance period is shorter than one full year, before 25 percent of the performance period has elapsed), the Compensation Committee shall establish (i) performance measures in writing for each participant for such performance period, (ii) performance thresholds with respect to each performance measure representing a minimum level of achievement that the participant must attain in order to receive an award, (iii) either a percentage of base pay or a fixed monetary amount (i.e., a “maximum amount”) payable as an award if the participant achieves 100% of his or her performance measures, and (iv) a mathematical formula or matrix that weighs each performance measure and indicates the amount of the participant’s award if his or her level of achievement of such performance measures exceeds or falls short of the performance threshold determined pursuant to clause (ii) above, if applicable. Performance measures, including performance thresholds and maximum amounts, established by the Compensation Committee for any performance period may differ among participants.

Determination of Awards

For each performance period, the Compensation Committee shall determine and certify in writing the extent to which performance measures, including performance thresholds, have been met. The Compensation Committee may decrease the aggregate amount awarded to any participant for any performance period irrespective of whether the relevant performance measures, including performance thresholds, have been met.

The payment of an award under the Executive Plan requires that the participant be actively employed as of the last day of the performance period. The Compensation Committee, however, may make exceptions to the general rule that a participant must be actively employed as of the last day of the performance period in the case of retirement, death or disability or in the event of a change in control.

Maximum Award

The aggregate award for any performance period for any participant shall not exceed $2,400,000.

Payment of Awards

The awards for any performance period shall normally be certified during the 90 day period following the end of such performance period or as soon thereafter as practicable. The awards will be paid to the participants in cash no later than March 15 of the year following the year in which the award is certified; provided, however, that, subject to compliance with applicable requirements of law, the Compensation Committee may authorize the payment of any award in shares of GrafTech common stock or a combination of cash and share, which shares may be issued pursuant to the 2005 Plan or any successor equity plan adopted by GrafTech and approved by its stockholders.

The Compensation Committee reserves the right to defer and to allow participants to defer payment of some or all awards, in whole or in part, upon such terms and conditions as the Compensation Committee may determine, so long as such deferral would not trigger excise tax under Section 409A of the Code.

Remedies

If our Compensation Committee determines that a participant has engaged in certain detrimental conduct, the Compensation Committee has the right to suspend payment, cancel, or require forfeiture of awards to such participant. Detrimental conduct includes activities detrimental to interests of the Company such as gross neglect or willful misconduct, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

Amendment and Termination

The Compensation Committee shall have the right to amend, suspend or terminate the Executive Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of participants or beneficiaries to receive awards granted prior to such action; and provided further, that no amendment causes an award to cease to qualify as “performance-based compensation” within the meaning of Section 162(m). To the extent required by applicable law, material amendments to the Executive Plan are subject to stockholder approval.

Deductibility of Executive Compensation

Section 162(m) limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders. The Executive Plan and awards granted thereunder are intended to constitute “performance-based compensation” within the meaning of Section 162(m).

New Plan Benefits; Future Awards under the Executive Plan

Future awards under the Executive Plan are subject to the discretion of our Compensation Committee. As a result, it is not possible to determine awards that will be received by executive officers, directors and employees under the Executive Plan in the future. Outstanding awards to our named executive officers are described in the “Grants of Plan Based Awards” table under “Compensation of Executive Officers” above.

Awards under the Executive Plan to our named executive officers granted in 2014 under the Executive Plan are described in the “Compensation Discussion and Analysis” above. Maximum awards to our named executive officers for 2014 under the Executive Plan were approved by our Compensation Committee at 240% of the named executive officer’s targeted bonus or: 1,680,000, for our current CEO; 585,000, for our current CFO; 599,664, for our Vice President, President Industrial Materials; and 422,400, for our General Counsel based on attainment of specified levels of operating income (50% of the award) and free cash flow (50% of the award). Even if the targets are attained, the Compensation Committee may make downward adjustments to as low as 0% of the named executive officer’s base salary, based factors that the Compensation Committee deems relevant.

The affirmative vote of a majority of the votes cast by holders of outstanding shares is required to approve this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE EXECUTIVE

INCENTIVE COMPENSATION PLAN.

PROPOSAL FOUR:

RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2014

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2013 and is expected to be retained to do so in 2014. The Board has elected to ask our stockholders to ratify the appointment of the independent registered public accounting firm at the Annual Meeting as a matter of good corporate practice.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the stockholders did not ratify the appointment, or select another nationally recognized accounting firm without re- submitting the matter to the stockholders. Even if the appointment is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time if it determines that such a change would be in the best interests of GrafTech and its stockholders.

The affirmative vote of a majority of the votes cast by holders of outstanding shares is required to approve this Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL FIVE:

BY-LAW REPEAL PROPOSAL

On January 24, 2014, Nathan Milikowsky delivered to the Company a notice of intent to present at the Annual Meeting a proposal to repeal any new by-law or any amendment to the by-laws as of the date of the Annual Meeting adopted after September 30, 2012 that is inconsistent with or disadvantageous to Nathan Milikowsky or to the election of the Milikowsky director nominees.

Proposal No. 5 provides for the adoption of the resolution in the following form:

“RESOLVED, that any provision of the Bylaws of GrafTech International Ltd. (the “Company”) as of the date of effectiveness of this resolution that was not included in the Bylaws as amended effective September 30, 2012 (as publicly filed with the Securities and Exchange Commission on October 4, 2012), and is inconsistent with or disadvantageous to Nathan Milikowsky or to the election of the Nominees proposed by Nathan Milikowsky at the Company’s 2014 annual meeting of stockholders, be and hereby is repealed.”

The Board has not adopted new by-laws or any amendment to the by-laws since the by-laws were last amended on September 30, 2012. In addition, the Board does not currently intend to adopt any new by-laws or any amendment to the by-laws prior to the Annual Meeting. Accordingly, the Board believes that this Proposal, if presented, would be unnecessary.

The Board believes that this Proposal is overbroad and intended to further a personal agenda of the Milikowskys without regard to the impact on other stockholders. In particular, this Proposal seeks repeal of any by-law or by-law amendment that is disadvantageous to a specific individual, Nathan Milikowsky, regardless of whether it benefits stockholders generally or has been adopted to respond to feedback from other stockholders. Moreover, it is not limited by its terms to the election of directors or other matters of corporate governance, but is so broad as to cover personal grievances and affronts regardless of the merits.

The Board’s fiduciary duties require that it retain the flexibility to adopt, at any time, any new by-law or amendment to the by-laws that it believes is proper and in the best interest of all of the stockholders. The automatic repeal of any duly adopted by-law or by-law amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted by-law or by-law amendments that is in the best interests of GrafTech and its stockholders, including in response to unforeseeable events occurring between now and the Annual Meeting.

The Board is properly empowered by GrafTech’s corporate documents and applicable law to amend, repeal or add our by-laws in accordance with its fiduciary duties. We believe this Proposal has no purpose other than to frustrate Board actions consistent with its duties to all stockholders.

The affirmative vote of the holders of not less than 67% of the outstanding shares is required to adopt this Proposal, if it is presented by Nathan Milikowsky at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE BY-LAW REPEAL PROPOSAL, IF IT IS PRESENTED AT THE ANNUAL MEETING.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires GrafTech’s directors and officers and beneficial owners of more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of our common stock and other equity securities. We believe that, during 2013, all of our directors and officers and beneficial owners of more than 10% of the outstanding shares complied with all reporting requirements under Section  16(a).

Limitations on Soliciting Material, Liabilities and Incorporation by Reference

In accordance with the rules and regulations of the SEC, the following information set forth in this proxy statement shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or liabilities under Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC:

•	information under the caption “The Board of Directors” regarding the independence or expertise of any particular director; and

•	information under the captions “Audit and Finance Committee Report” and “Compensation Committee Report.”

Forward Looking Statements

This proxy statement and any related proxy solicitation materials furnished by or on behalf of the Company contain “forward-looking statements” about such matters as: our outlook for 2014; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity sales, costs and expenses, tax rates, cost management, working capital, inventory management, debt levels, capital expenditures, EBITDA, and business opportunities and positioning; strategic plans; stock repurchase plans; supply chain management; rationalization and related initiatives and activities; the impact of rationalization, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors’ or customers’ operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing (including factoring and supply chain financing) activities; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to achieve EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization or pricing activities; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K accompanies this proxy statement. Such annual report is not a part of our proxy solicitation materials. Upon receipt of a written request, we will furnish to any stockholder, without charge, an additional copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2013 required to be filed under the Exchange Act. Upon such written request and the payment of $0.10 (ten cents) per page, copies of any exhibit to our Annual Report on Form 10-K will also be provided. Any such written request should be directed to our Investor Relations Department at GrafTech International Ltd., 12900 Snow Road, Parma, Ohio 44130 or call us at 216-676-2000.

Proxy Solicitation

Our solicitation of proxies is being made by GrafTech and we will bear the cost of the solicitation. We have retained Georgeson Inc. to aid in our solicitation of proxies at an anticipated cost of $[            ], plus expenses. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

Auditor Attendance at 2014 Annual Meeting

Representatives of PricewaterhouseCoopers LLP have stated that they intend to be present at the Annual Meeting and be available to respond to appropriate questions. They may make a statement if they desire to do.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our registered independent public accounting firm for all types of audit and non-audit services to be performed for us by our registered independent public accounting firm and approve the fees for such services, other than de minimus non-audit services allowed by relevant law. The Audit Committee periodically may pre-approve the retention of our registered independent public accounting firm for any additional permitted non-audit services. 100% of the services provided to us by PricewaterhouseCoopers LLP for Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as shown in the table below, were approved by the Audit Committee in accordance with this pre-approval policy and procedure.

Registered Independent Public Accounting Firm’s Fees

A summary of the fees which we paid to PricewaterhouseCoopers LLP for professional services performed for 2013 and 2012, respectively, is set forth below.

Summary of Audit, Audit-Related, Tax and Other Fees

	2013	2012
	(Dollars in millions)
Audit Fees (a)	$1.9	$2.6
Audit-Related Fees (b)	0.1	0.1
Tax Fees (c)	0.4	0.7
All Other Fees (d)	0.1	0.1

Total	$2.5	$3.5

(a)	Includes fees in connection with:

•	audits of our annual consolidated financial statements and internal controls over financial reporting;

•	reviews of our quarterly financial statements;

•	statutory and regulatory audits of subsidiaries; and

•	consents and other services related to SEC matters in 2013.

(b)	Includes fees in connection with:

•	financial accounting and reporting consultations; and

•	attestation services not required by statute or regulation.

(c)	Includes fees in connection with:

•	Tax compliance and consulting services.

(d)	Represents:

•	Represents non audit advisory services in 2013 and 2012 and license fees for technical research database.

When are Stockholder Proposals for the 2015 Annual Meeting Due

Any proposal (including any nomination for election to our Board) that a stockholder wishes to have considered for inclusion in our proxy statement for the annual meeting of stockholders for 2015 must be given to our Secretary at our principal executive office on or before November 29, 2014 and must otherwise comply with our by-laws and the rules and regulations of the SEC.

Our by-laws provide, among other things, that written notice of any proposal (including any such nomination in connection with an annual meeting of stockholders) by a stockholder must be given to our Secretary not later than 105 days and not earlier than 135 days prior to (i) the first anniversary of the preceding year’s annual meeting of stockholders or (ii) if the date of such annual meeting is more than 30 days before or after such anniversary and (A) either public disclosure of such date has been given or made or such stockholder has been informed or learned of such date more than 115 days before such date, not earlier than the open of business on the 135th day and not later than the close of business on the 105th day prior to such meeting or (B) both public disclosure of such date have not been given or made and such stockholder has not been informed or learned of such date more than 115 days before such date, not earlier than the open of business on the 135th day prior to such anniversary and not later than the close of business on the 10th day following the date on which public disclosure of such date is given or made or such stockholder is informed or learns of such date.

Our by-laws provide that written notice by a stockholder of any such nomination in connection with any other meeting of stockholders must be delivered or mailed to, and received at, our principal executive office (i) not earlier than the 135th day and not later than the 105th day prior to the date of such meeting, if either public disclosure of such date has been given or made or such stockholder has been informed or learned of such date on or more than 135 days before such date, or (ii) not later the 10th day following the date on which public disclosure of the date of such meeting is given or made or such stockholder is informed or learns of such date, if both public disclosure of such date has not been given or made and such stockholder has not been informed or learned of such date more than 135 days before the date of such meeting.

The chairperson of the meeting shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination).

Our proxy card for the Annual Meeting will give discretionary authority with respect to all stockholder proposals properly brought before the Annual Meeting that are not included in this proxy statement.

What Information is Required for Stockholder Proposals and Nominations

Our by-laws provide, among other things:

•

that a stockholder submitting a proposal or nomination must be a stockholder of record and must be a stockholder as of the record date for the meeting as well as the dates currently specified in the bylaws;

•	provide that a proposal must be a proper matter for stockholder action;

•

require that a proponent correct inaccurate or incomplete information within three business days after the information becomes inaccurate or incomplete, and in any event not less than five business days prior to the meeting;

•

require a proponent to provide additional information and representations about itself, any nominee for election as a director and related parties and others for or with whom they are acting, including additional information regarding (a) direct, indirect, beneficial, derivative and other ownership, voting, short, dispositive or pecuniary interests in our capital stock, (b) interests adverse to us or our principal business or businesses (including interests in any of our principal competitors), (c) any other stockholder or other person supporting or expected to support such proposal or nomination, (d) whether any of such parties intends to deliver a proxy statement or solicit proxies in respect of such business or nomination and (e) the proponent’s intent to appear in person or by proxy at the meeting to propose such business or nomination;

•

require a proponent to provide, as to a nominee for director, a questionnaire and additional information and representations with respect to such nominee, including additional information (a) which the nominee would be required to provide if the nominee was the proponent, (b) to enable evaluation of compensation committee interlocks, interlocking directorates under the Clayton Act, and eligibility to meet independence and other director qualifications set forth in our corporate governance documents, in applicable listing rules and otherwise and (c) regarding whether the nominee (i) would be acting on his or her own behalf or on behalf of another party, (ii) is a party to any arrangement or has given any assurance as to how the nominee would vote on any particular matter or that could limit or interfere with such nominee’s ability to comply with fiduciary duties and (iii) would comply with all of our corporate governance, conflict of interest and other policies and procedures; and

•	provide that, if a proponent does not appear in person or by proxy at a meeting, the business or nomination proposed by such proponent need not be submitted at the meeting.

For a complete description of our voting procedures, please review our complete by-laws as amended, which we recommend that you read in order to comply with the requirements for bringing a proposal or making a nomination. Our bylaws were incorporated by reference as Exhibit 3.2.0 to our Annual Report on Form 10-K for

the fiscal year ended December 31, 2013, and filed as an exhibit to our Report on Form 8-K filed on November 30, 2010, and are incorporated herein by reference. The bylaw amendment dated as of September 30, 2013 was incorporated by reference as Exhibit 3.2.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and is incorporated herein by reference. You may contact our Secretary at our principal executive offices for a copy of our complete bylaws as amended, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our bylaws and amendment filed with the SEC as described above, available at http://www.sec.gov.

Proxyholders named in the proxy or vote instruction card for the Annual Meeting will have discretionary authority to vote on any proposal submitted at the Annual Meeting, other than a proposal that is included in this proxy statement.

Stockholders Sharing an Address

If you share an address with another stockholder, you may receive only one set of proxy materials (including this proxy statement and the annual report to stockholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact our Investor Relations Department at GrafTech International Ltd., 12900 Snow Road, Parma, Ohio 44130 or call us at 216-676-2000.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

APPENDIX A

AMENDMENT 2 TO THE GRAFTECH INTERNATIONAL LTD. EXECUTIVE INCENTIVE COMPENSATION PLAN

WHEREAS, the Executive Incentive Compensation Plan was adopted by GrafTech International Ltd. (“GTI”), effective January 1, 2009, and subsequently amended (as amended through the date hereof, the “Plan”);

WHEREAS, GTI now wishes to amend the Plan as permitted therein; and

WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective upon the approval of this amendment by the stockholders of GTI, as follows:

1. Section 2.14 of the Plan is hereby amended in its entirety to read as follows: “Intentionally Omitted”.

2. The definition of “Performance Measures” in Section 2.17 of the Plan is hereby amended in its entirety to read as follows:

““Performance Measures” shall mean one or more performance criteria, which may be applied with respect to an individual Participant, GrafTech, any Subsidiary, the Company or any division, line of business or functional or business unit and which may be measured on an absolute, gross, total, net, per share (including basic, diluted or fully diluted), average, adjusted or relative basis (or measured based on changes therein), consisting of any type or kind of: costs or expenses; earnings, income or profit; stockholder return; return on sales, assets, capital, investment or equity; sales or revenue; cash flow (which includes throughput); EBIT or EBITDA; debt; gross, operating, debt or other margin or profit; working capital or any element thereof; market share; stockholder equity or net worth; unit volumes; inventory turnover; stock price; productivity or production; product quality; corporate value measures; capital expenditures; credit rating; cost of debt, equity or capital; completion of significant projects or implementation of significant new processes; achievement of strategic milestones; and any combination of the foregoing.”

3. Section 5.5 of the Plan is hereby amended to fix the maximum amount of any Award that may be paid to any Participant for any Performance Period at $2,400,000.

GRAFTECH INTERNATIONAL LTD.
on behalf of itself and its subsidiaries

By:
Name:
Title:
Date:

A-1

ADMISSION TICKET

GRAFTECH INTERNATIONAL LTD.

12900 SNOW ROAD

PARMA, OHIO 44130

ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2014, AT 10:00 A.M. (EDT)

PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER

Name of Stockholder:

Address:

(See reverse side for directions)

é                Detach Here                é

DIRECTIONS TO OUR HEADQUARTERS

GrafTech is located at 12900 Snow Road, Parma, Ohio, 44130.

We are located SW of Cleveland, within 3 miles of both I-480 & I-71.

From West

Take I-80

Merge onto I-71N via Exit 161/10 toward Cleveland

Take the Snow Road/Airport exit—Exit 237

Turn Right onto Snow Road

Take I-480 East

Exit 12 toward W 130th St/Brookpark Rd

Turn Left onto Brookpark Road/OH 17

Turn Right onto W 130th Street

Turn Left onto Snow Road

From North/East

I-90 W toward Cleveland

Merge onto I-71S

Take the Snow Road/Airport exit—Exit 237b

Merge onto Snow Road

Take I-480 West

Exit 12 toward W 130th St/Brookpark Rd

Turn Left onto W 130th Street

Turn Left onto Snow Road

From South

I-71N, take the Snow Road/Airport exit—Exit 237

Turn Right onto Snow Road

From the Airport

Go Toward the Airport Exit

Turn Left onto the access street

Turn Left onto Five Points Road, Toward I-71

Five Points Road becomes Snow Road

Follow Snow Road to GrafTech, destination approximately 2.8 miles